Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

December 31, 2014 and 2013

ASSURED GUARANTY MUNICIPAL CORP.

Independent Auditor's Report
To the Board of Directors of Assured Guaranty Municipal Corp.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Municipal Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and December 31, 2013, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 30, 2015

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets
(dollars in millions except per share and share amounts)

	As of December 31, 2014	As of December 31, 2013
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,920 and $5,394)	$6,212	$5,522
Short-term investments, at fair value	377	667
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	406	406
Total investment portfolio	6,995	6,595
Cash	23	53
Premiums receivable	450	578
Ceded unearned premium reserve	958	1,047
Reinsurance recoverable on unpaid losses	133	66
Salvage and subrogation recoverable	130	140
Credit derivative assets	79	98
Deferred tax asset, net	161	331
Financial guaranty variable interest entities’ assets, at fair value	823	1,691
Other assets	154	190
Total assets	$9,906	$10,789
Liabilities and shareholder's equity
Unearned premium reserve	$3,425	$3,652
Loss and loss adjustment expense reserve	404	273
Reinsurance balances payable, net	158	217
Notes payable	19	39
Credit derivative liabilities	287	326
Current income tax payable	57	114
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	830	1,275
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	114	686
Other liabilities	322	366
Total liabilities	5,616	6,948
Commitments and contingencies (See Note 17)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($45,455 par value, 330 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	1,000	1,051
Retained earnings	2,752	2,400
Accumulated other comprehensive income, net of tax of $107 and $45	184	86
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	3,951	3,552
Noncontrolling interest	339	289
Total shareholder's equity	4,290	3,841
Total liabilities and shareholder's equity	$9,906	$10,789

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,
	2014	2013
Revenues
Net earned premiums	$374	$508
Net investment income	267	246
Net realized investment gains (losses):
Other-than-temporary impairment losses	(69)	(19)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	1	2
Net impairment loss	(70)	(21)
Other net realized investment gains (losses)	11	44
Net realized investment gains (losses)	(59)	23
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	22	41
Net unrealized gains (losses)	19	57
Net change in fair value of credit derivatives	41	98
Fair value gains (losses) on committed capital securities	(4)	7
Fair value gains (losses) on financial guaranty variable interest entities	234	343
Other income (loss)	4	(23)
Total revenues	857	1,202
Expenses
Loss and loss adjustment expenses	(25)	92
Amortization of deferred ceding commissions	(4)	(28)
Interest expense	2	6
Other operating expenses	111	107
Total expenses	84	177
Income (loss) before income taxes	773	1,025
Provision (benefit) for income taxes:
Current	102	157
Deferred	127	165
Total provision (benefit) for income taxes	229	322
Net income (loss)	544	703
Less: Noncontrolling interest	32	20
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$512	$683

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income
(in millions)

	Year Ended December 31,
	2014	2013
Net income (loss)	$544	$703
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $56 and $(57)	103	(105)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(15) and $(15)	(28)	(27)
Unrealized holding gains (losses) arising during the period, net of tax	75	(132)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(21) and $8	(40)	16
Other comprehensive income (loss)	115	(148)
Comprehensive income (loss)	659	555
Less: Comprehensive income (loss) attributable to noncontrolling interest	49	18
Comprehensive income (loss) of Assured Guaranty Municipal Corp.	$610	$537

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2012	330	15	1,092	1,880	232	$3,219	$—	$3,219
Net income	—	—	—	683	—	683	20	703
Capital contribution	—	—	13	—	—	13	—	13
Investment in Municipal Assurance Holdings Inc.	—	—	—	—	—	—	271	271
Dividends	—	—	—	(163)	—	(163)	—	(163)
Other comprehensive income (loss)	—	—	—	—	(146)	(146)	(2)	(148)
Return of capital:
Repayment of Surplus Notes	—	—	(50)	—	—	(50)	—	(50)
Other	—	—	(4)	—	—	(4)	—	(4)
Balance at December 31, 2013	330	15	1,051	2,400	86	3,552	289	3,841
Net income	—	—	—	512	—	512	32	544
Dividends	—	—	—	(160)	—	(160)	—	(160)
Other comprehensive income (loss)	—	—	—	—	98	98	17	115
Return of capital:
Repayment of Surplus Notes	—	—	(50)	—	—	(50)	—	(50)
Other	—	—	(1)	—	—	(1)	1	0
Balance at December 31, 2014	330	$15	$1,000	$2,752	$184	$3,951	$339	$4,290

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2014	2013
Operating Activities:
Net Income	$544	$703
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	(15)	(15)
Provision (benefit) for deferred income taxes	127	165
Net realized investment losses (gains)	59	(23)
Net unrealized losses (gains) on credit derivatives	(19)	(57)
Fair value losses (gains) on committed capital securities	4	(7)
Change in deferred ceding commissions, net	(8)	(25)
Change in premiums receivable, net of premiums payable and commissions	75	36
Change in deferred premium revenue net of ceded deferred premium revenue	(138)	(320)
Change in loss and loss adjustment expense reserve and salvage and subrogation, net	66	118
Change in current income tax	(76)	99
Change in financial guaranty variable interest entities' assets and liabilities, net	(145)	(305)
(Purchases) sales of trading securities, net	37	3
Other	(49)	19
Net cash flows provided by (used in) operating activities	462	391
Investing activities
Fixed-maturity securities:
Purchases	(1,387)	(926)
Sales	362	287
Maturities	459	480
Net sales (purchases) of short-term investments	312	(182)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	360	587
Loan to affiliate	—	7
Other	(1)	28
Net cash flows provided by (used in) investing activities	105	281
Financing activities
Dividends paid	(160)	(163)
Repayment of notes payable	(19)	(27)
Net paydowns of financial guaranty variable interest entities' liabilities	(365)	(425)
Repayment of Surplus Notes	(50)	(50)
Net cash flows provided by (used in) financing activities	(594)	(665)
Effect of foreign exchange rate changes	(3)	(1)
Increase (decrease) in cash	(30)	6
Cash at beginning of period	53	47
Cash at end of period	$23	$53
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$155	$40
Interest	$3	$6
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (“AGM,” or together with its direct and indirect subsidiaries, the “Company”), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (“AGMH”). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. AGM formerly was known as Financial Security Assurance Inc.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance bonds as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (the "U.K."), and has also guaranteed obligations issued in other countries and regions, including Australia and Western Europe. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary Assured Guaranty (Europe) Ltd. (“AGE”) provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (“CDS”). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not entered into any new CDS in order to sell credit protection since 2008. Regulatory guidelines issued in 2009 limiting the terms under which such protection could be sold as well as the capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) contributed to the Company choosing not to enter into any such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the “Subsidiaries”), and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

AGM's direct and indirect subsidiaries are as follows:

•AGE, organized in the United Kingdom ("U.K.") and 100% owned by AGM;

•	Municipal Assurance Holdings Inc. (“MAC Holdings”), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. ("AGC"); and

•	Municipal Assurance Corp. ("MAC"), domiciled in New York and 100% owned by MAC Holdings.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to AGM's foreign currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Premium revenue recognition	Note 4
Policy acquisition cost	Note 5
Expected loss to be paid (Insurance, Credit Derivatives and FG VIE contracts)	Note 6
Loss and loss adjustment expense (Insurance Contracts)	Note 7
Fair value measurement	Note 8
Credit derivatives	Note 9
Variable interest entities	Note 10
Investments and Cash	Note 11
Income Taxes	Note 14
Reinsurance and Other Monoline Exposures	Note 15

2.    Rating Actions

Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGM, AGE or MAC, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC and guaranteed by AGE frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of one (or more) of AGM, AGE or MAC were reduced below current levels, the Company expects it could have adverse effects on the impacted insurance company's future business opportunities as well as the premiums the impacted company could charge for its insurance policies.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody’s Investors Service, Inc. ("Moody's") have changed, multiple times, their financial strength ratings of AGM and AGE, or changed the outlook on such ratings. More recently, Kroll Bond Rating Agency ("KBRA") has assigned financial strength ratings to MAC and AGM. The rating agencies' most recent actions and proposals related to AGM and its subsidiaries are:

•
On March 18, 2014, S&P upgraded the financial strength ratings of AGM, AGE and MAC to AA (stable outlook) from AA- (stable outlook); it affirmed such ratings in a credit analysis issued on July 2, 2014.

•	On July 2, 2014, Moody's affirmed AGM's and AGE's A2 (stable outlook) financial strength ratings.

•	On August 4, 2014, KBRA affirmed MAC's AA+ (stable outlook) financial strength rating.

•	On November 13, 2014, KBRA assigned a financial strength rating of AA+ (stable outlook) to AGM.

•
On January 20, 2015, Moody's adopted changes to its credit methodology for financial guaranty insurance companies, and on February 18, 2015 Moody's published a credit opinion maintaining its existing ratings of AGM and AGE under that new methodology.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGM or its insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 7, Financial Guaranty Insurance Losses

•	Note 15, Reinsurance and Other Monoline Exposures

•	Note 18, Notes Payable and Credit Facilities (regarding the impact on AGM's insured leveraged lease transactions)

3.    Outstanding Exposure

The Company's financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, or in the case of restructurings of troubled credits, the Company may underwrite new issuances that one or more of the rating agencies may rate below-investment-grade ("BIG") as part of its loss mitigation strategy. The Company diversifies its insured portfolio across asset classes and in the structured finance portfolio, maintains rigorous subordination or collateralization requirements. Reinsurance is utilized in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings.

Structured finance obligations insured by the Company are generally issued by special purpose entities including variable interest entities ("VIEs"), and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 10, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased writing new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding and AGE may, subject to regulatory approval, provide guarantees on structured finance obligations outside the U.S.

Debt Service and par outstanding exposures presented in these financial statements are presented on a consolidated basis. That is, amounts presented include 100% of the exposures of AGM, AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of senior management and senior credit and surveillance officers of the Company, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations, working with surveillance and legal personnel (as well as outside vendors) as appropriate. They develop strategies for the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 6, Expected Loss to be Paid for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free curve rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect the Company's internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and Debt Service outstanding, because it manages such securities as investments and not insurance exposure.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding(1)
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Public finance	$473,492	$522,777	$348,905	$386,897
Structured finance	33,196	48,250	29,756	42,354
Total financial guaranty	$506,688	$571,027	$378,661	$429,251
_____________________

(1)
Includes $132.0 billion and $153.3 billion of net debt service outstanding, as of December 31, 2014 and 2013, respectively, from MAC, which represents 100% of MAC's net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$3,254	1.6%	$541	2.7%	$13,185	61.3%	$3,311	73.1%	$20,291	8.0%
AA	62,175	30.1	348	1.7	4,883	22.7	312	6.9	67,718	26.8
A	112,119	54.3	5,488	27.1	45	0.2	175	3.9	117,827	46.6
BBB	25,604	12.4	12,891	63.5	266	1.2	226	5.0	38,987	15.5
BIG	3,274	1.6	1,024	5.0	3,130	14.6	501	11.1	7,929	3.1
Total net par outstanding (1) (2)	$206,426	100.0%	$20,292	100.0%	$21,509	100.0%	$4,525	100.0%	$252,752	100.0%
_____________________

(1)	Excludes $675 million of loss mitigation securities insured and held by the Company as of December 31, 2014, which are primarily in the BIG category.

(2)	Includes $90.6 billion of net par outstanding as of December 31, 2014, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$4,012	1.8%	$524	2.4%	$20,283	66.7%	$5,551	78.0%	$30,370	10.6%
AA	74,478	32.7	378	1.8	5,718	18.8	343	4.8	80,917	28.2
A	123,389	54.2	5,611	25.8	198	0.7	193	2.8	129,391	45.1
BBB	22,091	9.7	14,025	64.6	382	1.2	397	5.6	36,895	12.9
BIG	3,648	1.6	1,171	5.4	3,836	12.6	629	8.8	9,284	3.2
Total net par outstanding (1) (2)	$227,618	100.0%	$21,709	100.0%	$30,417	100.0%	$7,113	100.0%	$286,857	100.0%
_____________________

(1)	Excludes $627 million of loss mitigation securities insured and held by the Company as of December 31, 2013, which are primarily in the BIG category.

(2)	Includes $104.2 billion of net par outstanding as of December 31, 2013, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2014	As of December 31, 2013	As of December 31, 2014	As of December 31, 2013	As of December 31, 2014	As of December 31, 2013
	(in millions)
Public finance:
U.S.:
General obligation	$124,967	$138,342	$29,979	$32,314	$94,988	$106,028
Tax backed	51,522	54,982	12,510	12,909	39,012	42,073
Municipal utilities	45,468	48,835	9,045	9,302	36,423	39,533
Transportation	20,632	23,798	4,528	5,502	16,104	18,296
Healthcare	11,184	11,777	3,828	4,073	7,356	7,704
Higher education	9,693	10,313	2,449	2,508	7,244	7,805
Housing	2,677	3,368	509	582	2,168	2,786
Infrastructure finance	2,606	2,508	1,284	1,219	1,322	1,289
Other public finance-U.S.	1,998	2,390	189	286	1,809	2,104
Total public finance-U.S.	270,747	296,313	64,321	68,695	206,426	227,618
Non-U.S.:
Infrastructure finance	14,242	16,021	4,794	5,347	9,448	10,674
Regulated utilities	12,996	13,685	6,705	7,501	6,291	6,184
Other public finance-non-U.S.	6,115	6,532	1,562	1,681	4,553	4,851
Total public finance-non-U.S.	33,353	36,238	13,061	14,529	20,292	21,709
Total public finance obligations	$304,100	$332,551	$77,382	$83,224	$226,718	$249,327
Structured finance:
U.S.:
Pooled corporate obligations	14,517	$22,112	$943	$1,359	13,574	$20,753
Residential Mortgage-Backed Security ("RMBS")	5,777	7,017	810	932	4,967	6,085
Financial products	2,276	2,709	—	—	2,276	2,709
Insurance securitizations	383	383	55	77	328	306
Consumer receivables	170	198	10	11	160	187
Commercial receivables	40	47	2	3	38	44
Structured credit	8	8	2	2	6	6
Other structured finance-U.S.	282	1,422	122	1,095	160	327
Total structured finance-U.S.	23,453	33,896	1,944	3,479	21,509	30,417
Non-U.S.:
Pooled corporate obligations	4,310	6,839	881	1,226	3,429	5,613
RMBS	837	1,182	113	138	724	1,044
Structured credit	—	104	—	21	—	83
Other structured finance- non-U.S.	400	401	28	28	372	373
Total structured finance- non-U.S.	5,547	8,526	1,022	1,413	4,525	7,113
Total structured finance obligations	$29,000	$42,422	$2,966	4,892	$26,034	$37,530
Total	$333,100	$374,973	$80,348	88,116	$252,752	$286,857

In addition to amounts shown in the tables above, at December 31, 2014, AGM had outstanding commitments to provide guaranties of $248 million for public finance obligations, of which up to $124 million can be used together with AGC, an affiliate of the Company. The expiration dates for the public finance commitments range between January 1, 2015 and February 25, 2017, with $124 million expiring prior to December 31, 2015. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2014

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$68,967	$20,897	$89,864
5 to 10 years	49,220	1,820	51,040
10 to 15 years	43,459	1,077	44,536
15 to 20 years	30,996	1,298	32,294
20 years and above	34,076	942	35,018
Total net par outstanding	$226,718	$26,034	$252,752

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$57
Alt-A first lien	27	98	523	648	819
Option ARM	4	—	56	60	175
Subprime	46	483	573	1,102	2,487
Second lien U.S. RMBS:
Closed-end second lien	—	19	61	80	181
Home equity lines of credit ("HELOCs")	636	—	434	1,070	1,248
Total U.S. RMBS	713	600	1,647	2,960	4,967
Trust preferred securities ("TruPS")	—	—	—	—	44
Other structured finance	565	62	44	671	21,023
U.S. public finance	2,748	464	62	3,274	206,426
Non-U.S. public finance	1,024	—	—	1,024	20,292
Total	$5,050	$1,126	$1,753	$7,929	$252,752

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$66
Alt-A first lien	—	259	450	709	900
Option ARM	7	—	141	148	359
Subprime	49	708	555	1,312	2,853
Second lien U.S. RMBS:
Closed-end second lien	8	20	57	85	204
HELOCs	1,239	—	102	1,341	1,703
Total U.S. RMBS	1,303	987	1,305	3,595	6,085
TruPS	—	—	—	—	56
Other structured finance	752	118	—	870	31,389
U.S. public finance	3,535	—	113	3,648	227,618
Non-U.S. public finance	780	391	—	1,171	21,709
Total	$6,370	$1,496	$1,418	$9,284	$286,857

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$4,940	$110	$5,050	71	2	73
Category 2	1,126	—	1,126	14	—	14
Category 3	1,734	19	1,753	38	2	40
Total BIG	$7,800	$129	$7,929	123	4	127

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$6,095	$275	$6,370	91	8	99
Category 2	1,496	—	1,496	23	—	23
Category 3	1,403	15	1,418	33	7	40
Total BIG	$8,994	$290	$9,284	147	15	162
____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of Net Par Outstanding
As of December 31, 2014

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. public finance:
California	1,270	$33,308	13.2%
Pennsylvania	968	17,387	6.9
New York	935	16,029	6.3
Texas	1,165	15,690	6.2
Illinois	749	15,437	6.1
Florida	286	11,459	4.5
Michigan	620	9,003	3.6
New Jersey	555	8,904	3.5
Georgia	159	5,626	2.2
Ohio	464	5,254	2.1
Other states and U.S. territories	3,700	68,329	27.1
Total U.S. public finance	10,871	206,426	81.7
U.S. structured finance (multiple states)	257	21,509	8.5
Total U.S.	11,128	227,935	90.2
Non-U.S.:
United Kingdom	80	11,478	4.5
Canada	10	3,160	1.3
Australia	17	2,766	1.1
France	12	1,443	0.6
Italy	8	1,131	0.4
Other	42	4,839	1.9
Total non-U.S.	169	24,817	9.8
Total	11,297	$252,752	100.0%

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. Previously, the Company had included Ireland on this list but removed it during the third quarter of 2014 because of Ireland's strengthening economic performance and improving prospects; in 2014, Ireland's long-term foreign currency rating was upgraded one notch by S&P (to ‘A-’) and three notches by Moody’s (to ‘Baa1’). The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2014

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance (2)	$—	$723	$86	$196	$1,005
Infrastructure finance	256	7	—	128	391
Total sovereign and sub-sovereign	256	730	86	324	1,396
Non-sovereign exposure:
Regulated utilities	—	129	—	—	129
RMBS	178	251	—	—	429
Total non-sovereign exposure	178	380	—	—	558
Total	$434	$1,110	$86	$324	$1,954
Total BIG (See Note 6)	$361	$—	$86	$324	$771
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $70 million to Selected European Countries in transactions with $4.2 billion of net par outstanding.

Exposure to Puerto Rico

         The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.2 billion net par as of December 31, 2014. The Company rates $1.9 billion net par of that amount BIG; included in that amount are the obligations of Puerto Rico Highway and Transportation Authority (“PRHTA”) (transportation), Puerto Rico Electric Power Authority (“PREPA”), and PRHTA (highway).

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits have been covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including PRHTA and PREPA. Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints, and disclosed PREPA had utilized approximately $42 million on deposit in its reserve account in order to pay debt service due on its bonds on July 1, 2014.

In August 2014, PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations; a preliminary business plan was released in December 2014. Creditors, including AGM and AGC, have extended the forbearance agreements through April 15, 2015 and are continuing discussions among themselves and with PREPA regarding potentially extending the forbearance agreements beyond April 15, 2015, but there can be no assurance that such discussions will result in any further extension.

Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico asserting the Recovery Act violates the U.S. Constitution. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void; on February 19, 2015, the Commonwealth appealed the ruling to the U.S. Court of Appeals for the First Circuit. In addition, the Commonwealth's Resident Commissioner has introduced a bill to the U.S. Congress that, if passed, would enable the Commonwealth to authorize one or more of its public corporations to restructure their debts under chapter 9 of the U.S Bankruptcy Code if they were to become insolvent. The passage of the Recovery Act, its subsequent invalidation, and the introduction of legislation that would enable the Commonwealth to authorize chapter 9 protection for its public corporations have resulted in uncertainty among investors about the rights of creditors of the Commonwealth and its related authorities and public corporations.

Following the enactment of the Recovery Act, S&P, Moody’s and Fitch Ratings lowered the credit rating of the Commonwealth’s bonds and the ratings on certain of its public corporations. In February 2015, S&P and Moody’s and in March 2015, Fitch each again lowered the credit rating of the Commonwealth's bonds and the ratings on certain of its public corporations. The Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.

In early 2015, Puerto Rico enacted legislation designed to stabilize PRHTA and improve the liquidity of the GDB. The legislation provides for certain tax revenues that would support PRHTA and requires the transfer of certain liabilities and revenues from PHRTA to another authority, as well as allowing the transfer of the operations of poorly performing transit facilities to a new authority.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Subject to the Now Voided Recovery Act (1)	$1,844	$1,980	$2,868	$3,140
Not subject to the Now Voided Recovery Act	2,204	2,627	3,711	4,374
Total	$4,048	$4,607	$6,579	$7,514
 ____________________

(1)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled that the Recovery Act is preempted by the Federal Bankruptcy Code and is therefore void. On February 19, 2015, the Commonwealth appealed the ruling to the U.S. Court of Appeals for the First Circuit.

The following table shows the Company’s exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Net Par Outstanding

	As of December 31, 2014		As of December 31, 2013
	Total	Internal Rating	Total	Internal Rating
	(in millions)
Exposures subject to the Now Voided Recovery Act:
PRHTA (Transportation revenue) ("Primary policies")	$223	BB-	$236	BB-
PRHTA (Transportation revenue) ("Second-to-pay policies") (1)	80	AA	80	AA
Total	303	BB+	316	BB+
PREPA	464	B-	488	BB-
PRHTA (Highway revenue)	197	BB	216	BB
Puerto Rico Public Finance Corporation	—	—	44	B
Total	964		1,064

Exposures not subject to the Now Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	749	BB	871	BB
Puerto Rico Sales Tax Financing Corporation	261	BBB	261	A-
Puerto Rico Municipal Finance Agency	223	BB-	252	BB-
Puerto Rico Public Buildings Authority	18	BB+	32	BB
Total	1,251		1,416
Total net exposure to Puerto Rico	$2,215		$2,480
__________________

(1)	Represents exposure as to which AGM guarantees payment of principal and interest when due in the event that both the obligor and the AGM affiliate that issued a primary insurance policy fail to pay.

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and BIG Net Debt Service Outstanding
As of December 31, 2014

	Scheduled BIG Net Par Amortization			Scheduled BIG Net Debt Service Amortization
	Subject to the Now Voided Recovery Act	Not Subject to the Now Voided Recovery Act	Total	Subject to the Now Voided Recovery Act	Not Subject to the Now Voided Recovery Act	Total
	(in millions)
2015	$73	$65	$138	$117	$117	$234
2016	35	71	106	75	120	195
2017	29	74	103	68	119	187
2018	23	40	63	59	81	140
2019	33	57	90	69	95	164
2020	46	52	98	79	87	166
2021	34	13	47	65	46	111
2022	30	25	55	60	58	118
2023	70	11	81	99	42	141
2024	56	45	101	81	77	158
2025 - 2029	232	150	382	320	272	592
2030 - 2034	175	234	409	212	319	531
2035 - 2037	48	153	201	52	169	221
Total	$884	$990	$1,874	$1,356	$1,602	$2,958

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.

Premium receivables comprise the present value of contractual or expected future premium collections discounted using the risk-free rate. Unearned premium reserve represents deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (“contra-paid”). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed in Note 7, Financial Guaranty Insurance Losses.

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable, and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts subject to push-down accounting, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections due primarily to fair value adjustments recorded in connection with a business combination.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

Financial Guaranty Insurance Premiums

Deferred premium revenue ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2014	2013
	(in millions)
Scheduled net earned premiums	$278	$323
Acceleration of net earned premiums	88	176
Accretion of discount on net premiums receivable	8	9
Net earned premiums(1)	$374	$508
____________________

(1)	Excludes $31 million and $58 million for the year ended December 31, 2014 and 2013, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of December 31, 2014			As of December 31, 2013
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$3,331	$966	$2,365	$3,709	$1,071	$2,638
Contra-paid(2)	94	(8)	102	(57)	(24)	(33)
Unearned premium reserve	$3,425	$958	$2,467	$3,652	$1,047	$2,605
____________________

(1)	Excludes $114 million and $177 million of deferred premium revenue, and $42 million and $55 million of contra-paid related to FG VIEs as of December 31, 2014 and December 31, 2013, respectively.

(2)	See Note 7, "Financial Guaranty Insurance Losses- Insurance Contracts' Loss Information" for an explanation of "contra-paid".

Gross Premium Receivable
Roll Forward

	Year Ended December 31,
	2014	2013
	(in millions)
Beginning of period, December 31	$578	$653
Gross premium written	136	398
Gross premiums received	(192)	(455)
Adjustments:
Changes in the expected term	(47)	(27)
Accretion of discount	3	14
Foreign exchange translation	(28)	1
Other adjustments	0	(6)
End of period, December 31(1)	$450	$578
____________________

(1)	Excludes $6 million and $9 million as of December 31, 2014 and 2013, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 78% and 67% of installment premiums at December 31, 2014 and 2013, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2014
(in millions)
2015 (January 1 – March 31)	$18
2015 (April 1 – June 30)	17
2015 (July 1 – September 30)	12
2015 (October 1 – December 31)	11
2016	45
2017	42
2018	38
2019	36
2020-2024	145
2025-2029	101
2030-2034	73
After 2034	77
Total (1)	$615
____________________

(1)	Excludes expected cash collections on FG VIEs of $8 million.

Scheduled Net Earned Premiums

As of December 31, 2014
(in millions)
2015 (January 1 – March 31)	$62
2015 (April 1 – June 30)	61
2015 (July 1 – September 30)	59
2015 (October 1 – December 31)	57
Subtotal 2015	239
2016	220
2017	191
2018	172
2019	156
2020-2024	597
2025-2029	368
2030-2034	218
After 2034	204
Total present value basis(1)	2,365
Discount	109
Total future value	$2,474
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $114 million.

Selected Information for Policies Paid in Installments

	As of December 31, 2014	As of December 31, 2013
	(dollars in millions)
Premiums receivable, net of commission payable	$450	$578
Gross deferred premium revenue	1,097	1,278
Weighted-average risk-free rate used to discount premiums	3.6%	3.6%
Weighted-average period of premiums receivable (in years)	10.1	9.8

5.    Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance and reported net. Amortization of deferred ceding commissions includes the accretion of discount on ceding commission income and expense. Acquisition costs associated with derivative contracts are not deferred.

These costs include expenses such as the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined rates and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC, net of deferred ceding commission income, is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

Expected losses and loss adjustment expenses (“LAE”), investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

 Rollforward of
Deferred Ceding Commissions,
Net of DAC(1)

	Year Ended December 31,
	2014	2013
	(in millions)
Beginning of period	$(86)	$(110)
Costs deferred during the period:
Commissions on ceded business	(7)	(13)
Premium taxes	3	3
Compensation and other acquisition costs	7	7
Total	3	(3)
Costs amortized during the period	5	27
End of period	$(78)	$(86)
____________________

(1)	The balances are included in other liabilities on the consolidated balance sheets.

6.    Expected Loss to be Paid

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The Company has paid and expects to pay future losses on policies which fall under each of the three accounting models. The following provides a summarized description of the three accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The three models are: (1) insurance, (2) derivative and (3) VIE consolidation.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries of excess spread in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contacts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See Note 7, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 8, Fair Value Measurement and Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

VIE Consolidation, at Fair Value

For financial guaranty insurance contracts issued on the debt of variable interest entities over which the Company is deemed to be the primary beneficiary due to its control rights, as defined in GAAP, the Company consolidates the FG VIE. The Company carries the assets and liabilities of the FG VIEs at fair value under the fair value option election. Management assesses the losses on the insured debt of the consolidated FG VIEs in the same manner as other financial guaranty insurance and credit derivative contracts. See Note 10, Consolidated Variable Interest Entities.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g. excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of representations and warranties, and purchases of insured debt obligations.

In circumstances where the Company has purchased its own insured obligations that have expected losses, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance, is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance. See Note 11, Investments and Cash and Note 8, Fair Value Measurement.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, before and after the benefit for net expected recoveries for contractual breaches of R&W. The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 2.95% as of December 31, 2014 and 0.0% to 4.44% as of December 31, 2013.

Net Expected Loss to be Paid,
Before Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$261	$20	$(26)	$255
Option ARM	94	(41)	(83)	(30)
Subprime	339	37	(45)	331
Total first lien	694	16	(154)	556
Second lien:
Closed-end second lien	62	2	10	74
HELOCs	(63)	30	13	(20)
Total second lien	(1)	32	23	54
Total U.S. RMBS	693	48	(131)	610
Other structured finance	27	(2)	(1)	24
U.S. public finance	61	97	(16)	142
Non-U.S. public finance	42	(8)	—	34
Total	$823	$135	$(148)	$810

Net Expected Loss to be Paid,
Before Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid (Recovered) as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$281	$19	$(39)	$261
Option ARM	339	56	(301)	94
Subprime	269	85	(15)	339
Total first lien	889	160	(355)	694
Second lien:
Closed-end second lien	66	(1)	(3)	62
HELOCs	(3)	19	(79)	(63)
Total second lien	63	18	(82)	(1)
Total U.S. RMBS	952	178	(437)	693
Other structured finance	28	—	(1)	27
U.S. public finance	(58)	89	30	61
Non-U.S. public finance	38	11	(7)	42
Total	$960	$278	$(415)	$823
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $23 million and $35 million in LAE for the years ended December 31, 2014 and 2013, respectively.

(2)	Includes expected LAE to be paid of $4 million as of December 31, 2014 and $15 million as of December 31, 2013.

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During 2014	R&W (Recovered) During 2014	Future Net R&W Benefit as of December 31, 2014 (1)
	(in millions)
Alt-A first lien	$78	$93	(153)	$18
Option ARM	98	(7)	(102)	(11)
Subprime	117	49	(58)	108
Closed-end second lien	82	—	(6)	76
HELOCs	45	72	(117)	—
Total	$420	$207	$(436)	$191

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During 2013	R&W (Recovered) During 2013	Future Net R&W Benefit as of December 31, 2013
	(in millions)
Alt-A first lien	$132	$66	(120)	$78
Option ARM	481	173	(556)	98
Subprime	107	10	—	117
Closed-end second lien	115	(9)	(24)	82
HELOCs	125	68	(148)	45
Total	$960	$308	$(848)	$420
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$183	$(73)	$127	$237
Option ARM	(4)	(34)	19	(19)
Subprime	222	(12)	13	223
Total first lien	401	(119)	159	441
Second lien:
Closed-end second lien	(20)	2	16	(2)
HELOCs	(108)	(42)	130	(20)
Total second lien	(128)	(40)	146	(22)
Total U.S. RMBS	273	(159)	305	419
Other structured finance	27	(2)	(1)	24
U.S. public finance	61	97	(16)	142
Non-U.S. public finance	42	(8)	—	34
Total	$403	$(72)	$288	$619

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid (Recovered) as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$149	$(47)	$81	$183
Option ARM	(142)	(117)	255	(4)
Subprime	162	75	(15)	222
Total first lien	169	(89)	321	401
Second lien:
Closed-end second lien	(49)	8	21	(20)
HELOCs	(128)	(49)	69	(108)
Total second lien	(177)	(41)	90	(128)
Total U.S. RMBS	(8)	(130)	411	273
Other structured finance	28	—	(1)	27
U.S. public finance	(58)	89	30	61
Non-U.S. public finance	38	11	(7)	42
Total	$0	$(30)	$433	$403
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$220	$17	$—	$237
Option ARM	(19)	—	—	(19)
Subprime	153	70	—	223
Total first lien	354	87	—	441
Second lien:
Closed-end second lien	(31)	25	4	(2)
HELOCs	(27)	7	—	(20)
Total second lien	(58)	32	4	(22)
Total U.S. RMBS	296	119	4	419
Other structured finance	22	—	2	24
U.S. public finance	142	—	—	142
Non-U.S. public finance	34	—	—	34
Total	$494	$119	$6	$619

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$164	$19	$—	$183
Option ARM	(3)	(1)	—	(4)
Subprime	141	81	—	222
Total first lien	302	99	—	401
Second lien:
Closed-end second lien	(36)	18	(2)	(20)
HELOCs	(33)	(75)	—	(108)
Total second lien	(69)	(57)	(2)	(128)
Total U.S. RMBS	233	42	(2)	273
Other structured finance	22	—	5	27
U.S. public finance	61	—	—	61
Non-U.S. public finance	42	—	—	42
Total	$358	$42	$3	$403
___________________

(1)	Refer to Note 10, Consolidated Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(72)	$(1)	$—	$(73)
Option ARM	(35)	1	—	(34)
Subprime	(19)	7	—	(12)
Total first lien	(126)	7	—	(119)
Second lien:
Closed-end second lien	(2)	7	(3)	2
HELOCs	(125)	83	—	(42)
Total second lien	(127)	90	(3)	(40)
Total U.S. RMBS	(253)	97	(3)	(159)
Other structured finance	1	—	(3)	(2)
U.S. public finance	97	—	—	97
Non-U.S. public finance	(8)	—	—	(8)
Total	$(163)	$97	$(6)	$(72)

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(49)	$2	$—	$(47)
Option ARM	(79)	(37)	(1)	(117)
Subprime	43	33	(1)	75
Total first lien	(85)	(2)	(2)	(89)
Second lien:
Closed-end second lien	3	(5)	10	8
HELOCs	(22)	(27)	—	(49)
Total second lien	(19)	(32)	10	(41)
Total U.S. RMBS	(104)	(34)	8	(130)
Other structured finance	(1)	—	1	—
U.S. public finance	89	—	—	89
Non-U.S. public finance	11	—	—	11
Total	$(5)	$(34)	$9	$(30)
___________________
(1)    Refer to Note 10, Consolidated Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these exposures as new information becomes available.

The Company has been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit for R&W recoveries to include in its cash flow projections. Where the Company has an agreement with an R&W provider (such as its agreements with Bank of America, Deutsche Bank and UBS, which are described in more detail under "Breaches of Representations and Warranties" below), that credit is based on the agreement or potential agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company’s RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many interrelated factors that are difficult to predict, including the level and timing of loan defaults, changes in housing prices, results from the Company’s loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management’s view of future performance. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Year-End 2014 Compared to Year-End 2013 U.S. RMBS Loss Projections

Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project first lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably:

•
updated the liquidation rates it uses on delinquent loans based on observations and on an assumption that loan modifications (which improve liquidation rates) would over the next year be less frequent than they were over the most recent year

•	updated the liquidation rate it uses for loans reported as current but that had been reported as modified over the previous twelve months, based on observed data

•	established a liquidation rate assumption for loans reported as current and not modified in the past twelve months but that had been reported as delinquent in the previous twelve months

•	established loss severity assumptions by vintage category as well as product type, rather than just product type as done previously

•	beginning with the third quarter 2014, each quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM and Subprime". The Company estimated the impact of all of the refinements to its first lien RMBS assumptions described above to be a decrease of expected losses (gross of reinsurance) of approximately $28 million (before adjustments for settlements or loss mitigation purchases).
Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project second lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably with respect to most HELOC projections to:

•	reflect increased recoveries on newly defaulted loans as well as previously defaulted loans

•	project incremental defaults associated with increased monthly payments that occur when interest-only periods end

•	increase the assumed final conditional prepayment rate ("CPR") from 10% to 15%

The net impact of the refinements in the first two bullet points, which were implemented in the third quarter 2014, was an increase of approximately $30 million in expected losses (gross of reinsurance) in the Company's base case as of September 30, 2014. The net impact of the refinements in the third bullet point was an increase of approximately $12 million in expected losses (gross of reinsurance) in the Company's base case as of December 31, 2014.
The methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".
Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections

Based on the Company's observation during the year of the performance of its insured RMBS transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology (with the refinements described below) to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012. The Company's use of the same general approach to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012 was consistent with its view at December 31, 2013 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2012.

The Company refined its first lien RMBS loss projection methodology as of December 31, 2013 to model explicitly the behavior of borrowers with loans that had been modified. The Company has observed that mortgage loan servicers were modifying more mortgage loans (reducing or forbearing from collecting interest or principal or both due on mortgage loans) to reduce the borrowers’ monthly payments and so improve their payment performance than was the case before the mortgage crisis. Borrowers who are current based on their new, reduced monthly payments are generally reported as current, but are more likely to default than borrowers who are current and whose loans have not been modified. The Company believes modified loans are most likely to default again during the first year after modification. The Company set its liquidation rate assumptions as of December 31, 2012 based on observed roll rates and with modification activity in mind. As of December 31, 2013 the Company made a number of refinements to its first lien RMBS loss projection assumptions to treat loan modifications explicitly. Specifically, in the base case approach, it:

•	established a liquidation rate assumption for loans reported as current but that had been reported as modified in the previous 12 months,

•	assumed that currently delinquent loans that did not roll to liquidation would behave like modified loans, and so applied the modified loan liquidation rate to them,

•
increased from two to three years the period over which it calculates the initial CDR based on assumed liquidations of non-performing loans and modified loans, to account for the longer period modified loans will take to default,

•
increased the period it assumes the transactions will experience the initial loss severity assumption before it improves and the period during which the transaction will experience low voluntary prepayment rates,

•	established an assumption for servicers not to advance loan payments on all delinquent loans

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM and Subprime". The refinement in assumptions described above resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period, which generally resulted in a higher amount of loans being liquidated at the initial CDR under the refined assumptions than under the initial CDR under the previous assumptions. The Company estimated the impact of all of the refinements to its assumptions described above to be an increase of expected losses of approximately $2 million (before adjustments for settlements or loss mitigation purchases) by running on the first lien RMBS portfolio as of December 31, 2013 base case assumptions similar to what it used as of December 31, 2012 and comparing those results to those results from the refined assumptions.

During 2013 the Company observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance prior to 2013, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported by market observers. Based on such observations, in projecting losses for second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to December 31, 2012. Also during 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and made certain adjustments on just those transactions to reflect its view that much of this improvement was due to loan modifications and reinstatements made by the new servicer and that such recently modified and reinstated loans may have a higher likelihood of defaulting again. The methodology and assumptions the Company used to project second lien RMBS losses and the scenarios it employed are described in more detail below under " - U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".

The Company observed some improvement in delinquency trends in most of its RMBS transactions during 2013, with some of that improvement in second liens driven by servicing transfers it effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual transaction.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified or have been delinquent in the previous 12 months, are two or more payments behind, are in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each year the Company reviews the most recent twenty-four months of this data and adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2014	December 31, 2013
Current Loans Modified in Previous 12 Months
Alt-A	25%	35%
Option ARM	25	35
Subprime	25	35
Current Loans Delinquent in the Previous 12 Months
Alt-A	25	N/A
Option ARM	25	N/A
Subprime	25	N/A
30 - 59 Days Delinquent
Alt-A	35	50
Option ARM	40	50
Subprime	35	45
60 - 89 Days Delinquent
Alt-A	50	60
Option ARM	55	65
Subprime	40	50
90 + Days Delinquent
Alt-A	60	75
Option ARM	65	70
Subprime	55	60
Bankruptcy
Alt-A	45	60
Option ARM	50	60
Subprime	40	55
Foreclosure
Alt-A	75	85
Option ARM	80	80
Subprime	70	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached eight years and six months after the initial 36-month CDR plateau period, which is six months shorter than assumed as of December 31, 2013 but the same calendar date as it assumed as of June 30, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of December 31, 2014		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	3.7% - 13.4%	9.3%	5.1% - 18.4%	12.3%
Intermediate CDR	0.7% - 2.7%	1.9%	1.0% - 3.7%	2.5%
Period until intermediate CDR	48 months		48 months
Final CDR	0.2% - 0.7%	0.5%	0.3% - 0.9%	0.6%
Initial loss severity:
2005 and prior	60%		65%
2006	70%		65%
2007	65%		65%
Initial CPR	1.7% - 9.5%	5.1%	0.0% - 18.4%	7.2%
Final CPR(2)	15%		15%
Option ARM
Plateau CDR	4.3% - 14.2%	10.9%	4.9% - 16.8%	13.9%
Intermediate CDR	0.9% - 2.8%	2.2%	1.0% - 3.4%	2.8%
Period until intermediate CDR	48 months		48 months
Final CDR	0.2% - 0.7%	0.5%	0.2% - 0.8%	0.7%
Initial loss severity:
2005 and prior	60%		65%
2006	70%		65%
2007	65%		65%
Initial CPR	2.3% - 6.2%	3.3%	1.2% - 10.4%	5.0%
Final CPR(2)	15%		15%
Subprime
Plateau CDR	6.0% - 15.0%	10.8%	7.2% - 16.2%	12.0%
Intermediate CDR	1.2% - 3.0%	2.2%	1.4% - 3.2%	2.4%
Period until intermediate CDR	48 months		48 months
Final CDR	0.3% - 0.7%	0.5%	0.4% - 0.8%	0.6%
Initial loss severity:
2005 and prior	75%		90%
2006	90%		90%
2007	90%		90%
Initial CPR	0.1% - 5.3%	3.4%	0.0% - 8.0%	4.2%
Final CPR(2)	15%		15%
____________________
(1)                                Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for December 31, 2013.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of December 31, 2014. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2014 as it used as of December 31, 2013, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $15 million for Alt-A first liens, $4 million for Option ARM and $52 million for subprime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $38 million for Alt-A first liens, $9 million for Option ARM and $73 million for subprime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would increase from current projections by approximately $1 million for Alt-A first lien and would decrease approximately $11 million for Option ARM and $11 million for subprime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $12 million for Alt-A first liens, $19 million for Option ARM and $43 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.
Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of December 31, 2014		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	2.8% - 6.8%	4.1%	2.3% - 7.7%	4.9%
Final CDR trended down to	0.6% - 3.2%	1.2%	0.4% - 3.2%	1.1%
Period until final CDR	34 months		34 months
Initial CPR	6.9% - 21.8%	10.8%	2.7% - 17.9%	9.9%
Final CPR(2)	15.0% - 21.8%	15.6%	10%
Loss severity	90% - 98%	90.3%	98%

Closed-end second lien key assumptions	As of December 31, 2014		As of December 31, 2013
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.1% - 12.5%	7.3%	7.5% - 15.1%	8.2%
Final CDR trended down to	3.5% - 8.6%	4.0%	3.5% - 8.6%	4.0%
Period until final CDR	34 months		34 months
Initial CPR	2.8% - 13.1%	10.1%	3.1% - 9.4%	7.9%
Final CPR(2)	15%		10%
Loss severity	98%		98%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one-time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of December 31, 2013.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. Based on the Company’s observation, including information obtained over the last year on the performance of certain loans reaching their principal amortization period and its views of the efficacy of planned servicer intervention, it introduced this year an assumption in the projections for most of its HELOC transactions that 7.5% of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of December 31, 2013 that it will recover only 2% of the collateral defaulting. However, based on additional information the Company obtained over the last year, it increased this recovery assumption in the projections for most of its HELOC transactions as of December 31, 2014 to 10% of collateral defaulting in the future, and also assumed declining additional post-default receipts on previously defaulted collateral.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. The final CPR is assumed to be 15% for both HELOC and closed-end second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at December 31, 2013. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The net impact of the three refinements the Company made to projecting expected losses in certain HELOC transactions described above (increased defaults of loans reaching their amortization period, increased recoveries, decreased the redefault rate on modified loans and the increase in the final CPR to 15%) was an increase of approximately $42 million in expected losses (gross of reinsurance) in the Company's base case as of December 31, 2014 compared to what it would have been without the refinements. The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of the current pool balance). These variables have been relatively stable for well over a year and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR using the same approaches and weightings as it did as of December 31, 2013. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $10 million for HELOC transactions and $1 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $10 million for HELOC transactions and $1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. The Company has pursued breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. Through December 31, 2014 the Company has caused entities providing R&Ws to pay, or agree to pay approximately $3.3 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance, and has included in its net expected loss estimates as of December 31, 2014 an estimated net benefit of $191 million (net of reinsurance) projected to be received pursuant to existing agreements with R&W providers. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with three counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2014, aggregate lifetime collateral losses on those transactions was $4.1 billion ($3.8 billion for AGM and $0.3 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.1 billion ($4.7 billion for AGM and $0.4 billion for AGC). Bank of America's reimbursement obligation is secured by $136 million of collateral held in trust for the Company's benefit and $361 million of collateral held in trust that is available for either AGM or AGC.

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2014, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. Deutsche Bank's obligation to reimburse AGM is secured by $61 million of collateral held in trust for AGM's benefit and $0.7 million of collateral held in trust that is available for either AGM or AGC.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty’s claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the agreement, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions, and such reimbursement obligation is secured by $109 million of collateral held in trust for the Company's benefit.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

The number of risks subject to R&W recovery is 16, with related net debt service of $1.0 billion as of December 31, 2014 compared to 24 with net debt service of $2.3 billion as of December 31, 2013. A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with claims for breaches of R&W.

Components of R&W Development

	Year Ended December 31,
	2014	2013
	(in millions)
Inclusion or removal of deals with breaches of R&W during period	$—	$6
Change in recovery assumptions as the result of recovery success	31	(5)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(12)	49
Settlements and anticipated settlements	181	247
Accretion of discount on balance	7	11
Total	$207	$308

Manufactured Housing

The Company insures a total of $160 million net par of securities backed by manufactured housing loans, of which $100 million is rated BIG. The Company has expected loss to be paid of $19 million as of December 31, 2014. The economic loss development during 2014 was approximately $1 million, which was primarily attributable to the decline in risk free rates used to discount losses.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.2 billion net par. The Company rates $1.9 billion net par of that amount BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

The Company has net par exposure to the City of Detroit, Michigan of $1.4 billion as of December 31, 2014 to the general obligation and water and sewer utility sectors, as described below (which exposures are now investment grade by virtue of improvements and agreements reached through the bankruptcy process and settlement). In December 2014, the City of Detroit emerged from bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The City’s proposed plan of adjustment and disclosure statement with the Bankruptcy Court was approved in November 2014.

•
The Company has net par exposure to $670 million of sewer revenue bonds and $700 million of water revenue bonds. The sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues." The Company rates the bonds, which are secured by a lien on "special revenues," BBB. The exposure reflects the City's issuance in September 2014 of new series of sewer and water revenue bonds to finance (i) the purchase of outstanding sewer and water revenue bonds offered and accepted under a tender offer commenced by the City and (ii) the refunding of certain other sewer revenue and revenue refunding bonds, and the Company's insurance of a portion of such issuance. In connection with these transactions, approximately $547 million of AGM's then combined $1.4 billion net par exposure to the sewer and water revenue bonds was purchased in the tender offer or refunded, and AGM insured approximately $841 million gross par of the new sewer and water revenue bonds. Under the City's amended plan of adjustment, the impairment of all outstanding sewer and water revenue bonds (even those not purchased pursuant to the tender offer or refunded) that had been proposed was removed, including those provisions which provided for the impairment of interest rates and call protection on such bonds.

•
The Company has net par exposure of $37 million to Michigan Finance Authority by virtue of a court ordered exchange with all holders of the City’s general obligation bonds which occurred upon emergence from bankruptcy in December 2014. The Michigan Finance Authority bonds are secured by a pledge of the unlimited tax, full faith, credit and resources of the City and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds and additional security in the form of a subordinate statutory lien on, and intercept of, the City’s distributable state aid.

On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. AGM's net exposure to the City's general fund is $62 million, consisting of pension obligation bonds. AGC also had exposure to lease revenue bonds; as of December 31, 2014, AGC owned all of such bonds and held them in its investment portfolio. On October 3, 2013, AGM and AGC reached a settlement with the City regarding the treatment of the bonds insured by AGM and

AGC in the City's plan of adjustment. Under the terms of the settlement, AGM will be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth and AGC will continue to receive net revenues from an office building and an option to take title to that building. On October 30, 2014, the bankruptcy court confirmed the City's plan of adjustment, which includes the terms of such settlement, and the plan became effective on February 25, 2015.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2014, which incorporated the likelihood of the outcomes mentioned above, will be $142 million compared with a net expected loss of $61 million as of December 31, 2013. Economic loss development in 2014 was approximately $97 million, which was primarily attributable to Puerto Rico and Detroit exposures.

Certain Selected European Country Transactions

The Company insures with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the regions also to default. The Company's gross exposure to these Spanish and Portuguese credits is $514 million and $103 million, respectively and exposure net of reinsurance for Spanish and Portuguese credits is $324 million and $86 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross exposure to these Hungarian credits is $524 million and its exposure net of reinsurance is $434 million, most of which is rated BIG. The Company estimated net expected losses of $38 million related to these Spanish, Portuguese and Hungarian credits The positive economic loss development during 2014 was approximately $4 million, which was primarily attributable to the favorable movement in the exchange rates between the US Dollar and both the Euro and Hungarian Forint during the year.

Infrastructure Finance

The Company has insured exposure of approximately $2.8 billion to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expects the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expects the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the two largest transactions with significant refinancing risk, assuming no refinancing and based on certain performance assumptions could be $1.6 billion on a gross basis; such claims would be payable from 2017 through 2022.

Recovery Litigation

RMBS Transactions

In November 2014, AGM and its affiliate AGC reached a confidential settlement with DLJ Mortgage Capital, Inc., Credit Suisse First Boston Mortgage Securities Corp. and Credit Suisse Securities (USA) LLC to resolve a lawsuit relating to six first lien U.S. RMBS transactions.  AGM and AGC sought damages for alleged breaches of representations and warranties in respect of the underlying loans in these transactions, and failure to cure or repurchase defective loans identified by AGM and AGC.  On November 25, 2014, the parties filed a joint stipulation discontinuing the lawsuit with prejudice.  While U.S. Bank National Association, as trustee for the transactions, had filed a motion on November 20, 2014 to intervene as a plaintiff in the lawsuit, on March 5, 2015 the court denied the motion to intervene. In the fourth quarter of 2014, AGM recorded a benefit in connection with the settlement.

Previously, AGM also had sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. on a second lien U.S. RMBS transaction that it had insured. In November 2014, AGM resolved those claims against Deutsche Bank and filed a stipulation with the Supreme Court of the State of New York to dismiss the lawsuit; the court ordered the dismissal of the matter on November 17, 2014.

7.    Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIE assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations ("contra-paid"). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is only recorded when the expected loss to be paid net of contra-paid (“total losses”) exceed the deferred premium revenue, on a contract by contract basis.

When a claim payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, which occurs when total losses are less than deferred premium revenue, or to the extent loss and LAE reserve is not sufficient to cover a claim payment, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The Company recognizes the expected recovery of claim payments (including recoveries from settlement with R&W providers) made by the Company prior to the date of its acquisition by AGL consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. The ceded component of salvage and subrogation recoverable is recorded in the line item reinsurance balances payable.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.95% as of December 31, 2014 and 0.0% to 4.44% as of December 31, 2013. Financial guaranty insurance expected LAE reserve was $4 million as of December 31, 2014 and $15 million as of December 31, 2013.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2014			As of December 31, 2013
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$22	$—	$22	$63	$—	$63
Option ARM	11	39	(28)	17	41	(24)
Subprime	156	7	149	137	1	136
First lien	189	46	143	217	42	175
Second lien:
Closed-end second lien	—	39	(39)	—	45	(45)
HELOC	0	34	(34)	—	113	(113)
Second lien	0	73	(73)	—	158	(158)
Total U.S. RMBS	189	119	70	217	200	17
Other structured finance	20	—	20	20	—	20
U.S. public finance	119	—	119	35	—	35
Non-U.S. public finance	21	—	21	24	—	24
Subtotal	349	119	230	296	200	96
Effect of consolidating FG VIEs	(78)	(1)	(77)	(89)	(85)	(4)
Total (1)	$271	$118	$153	$207	$115	$92
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported gross and ceded reserve and salvage and subrogation amount to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Loss and LAE reserve	$404	$273
Reinsurance recoverable on unpaid losses	(133)	(66)
Loss and LAE reserve, net	271	207
Salvage and subrogation recoverable	(130)	(140)
Salvage and subrogation payable(1)	12	25
Salvage and subrogation recoverable, net	(118)	(115)
Net reserves (salvage)	$153	$92
____________________

(1)	Recorded as a component of reinsurance balances payable.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of December 31, 2014			As of December 31, 2013
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)
	(in millions)
Salvage and subrogation recoverable, net	$7	$—	$7	$102	$(49)	$53
Loss and LAE reserve, net	158	—	158	272	—	272
____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2014
(in millions)
Net expected loss to be paid	$613
Less: net expected loss to be paid for FG VIEs	119
Total	494
Contra-paid, net	(102)
Salvage and subrogation recoverable, net of reinsurance	118
Loss and LAE reserve, net of reinsurance	(271)
Net expected loss to be expensed (present value)(1)	$239
____________________
(1)    Excludes $84 million as of December 31, 2014 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2014
(in millions)
2015 (January 1 - March 31)	$7
2015 (April 1 - June 30)	6
2015 (July 1- September 30)	7
2015 (October 1 - December 31)	8
Subtotal 2015	28
2016	29
2017	22
2018	19
2019	17
2020-2024	61
2025-2029	32
2030-2034	21
After 2034	10
Net expected loss to be expensed	239
Discount	155
Total future value	$394

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE Reported
on the Consolidated Statements of Operations

	Year Ended December 31,
	2014	2013
	(in millions)
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	$(39)	$(2)
Option ARM	(24)	(54)
Subprime	4	75
First lien	(59)	19
Second lien:
Closed-end second lien	(1)	19
HELOC	(30)	(14)
Second lien	(31)	5
Total U.S. RMBS	(90)	24
Other structured finance	1	1
Structured finance	(89)	25
Public Finance:
U.S. public finance	96	78
Non-U.S. public finance	(1)	8
Public finance	95	86
Loss and LAE on insurance contracts before FG VIE consolidation	6	111
Effect of consolidating FG VIEs	(31)	(19)
Loss and LAE	$(25)	$92

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	71	(65)	14	(14)	38	(38)	123	—	123
Remaining weighted-average contract period (in years)	8.4	8.1	7.9	8.8	7.6	8.1	8.2	—	8.2
Outstanding exposure:
Principal	$8,281	$(3,341)	$1,594	$(468)	$2,013	$(279)	$7,800	$—	$7,800
Interest	3,693	(1,435)	616	(187)	784	(105)	3,366	—	3,366
Total(2)	$11,974	$(4,776)	$2,210	$(655)	$2,797	$(384)	$11,166	$—	$11,166
Expected cash outflows (inflows)	$1,538	$(796)	$621	$(128)	$1,101	$(101)	$2,235	$(298)	$1,937
Potential recoveries
Undiscounted R&W	(12)	0	(46)	2	(160)	11	(205)	—	(205)
Other(3)	(1,526)	767	(197)	6	(326)	44	(1,232)	149	(1,083)
Total potential recoveries	(1,538)	767	(243)	8	(486)	55	(1,437)	149	(1,288)
Subtotal	0	(29)	378	(120)	615	(46)	798	(149)	649
Discount	11	0	(67)	18	(150)	3	(185)	30	(155)
Present value of expected cash flows	$11	$(29)	$311	$(102)	$465	$(43)	$613	$(119)	$494
Deferred premium revenue	$324	$(100)	$107	$(9)	$287	$(43)	$566	$(111)	$455
Reserves (salvage)(4)	$(41)	$(9)	$207	$(92)	$185	$(20)	$230	$(77)	$153

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	91	(84)	23	(23)	33	(33)	147	—	147
Remaining weighted-average contract period (in years)	9.0	8.8	5.6	5.0	8.0	9.1	8.3	—	8.3
Outstanding exposure:
Principal	$10,298	$(4,203)	$1,693	$(197)	$1,644	$(241)	$8,994	$—	$8,994
Interest	4,762	(1,914)	541	(53)	714	(107)	3,943	—	3,943
Total(2)	$15,060	$(6,117)	$2,234	$(250)	$2,358	$(348)	$12,937	$—	$12,937
Expected cash outflows (inflows)	$1,557	$(711)	$909	$(51)	$1,013	$(86)	$2,631	$(573)	$2,058
Potential recoveries
Undiscounted R&W	(38)	1	(199)	9	(301)	16	(512)	38	(474)
Other(3)	(1,571)	684	(454)	26	(275)	26	(1,564)	457	(1,107)
Total potential recoveries	(1,609)	685	(653)	35	(576)	42	(2,076)	495	(1,581)
Subtotal	(52)	(26)	256	(16)	437	(44)	555	(78)	477
Discount	17	0	(64)	3	(106)	(5)	(155)	36	(119)
Present value of expected cash flows	$(35)	$(26)	$192	$(13)	$331	$(49)	$400	$(42)	$358
Deferred premium revenue	$446	$(128)	$153	$(10)	$270	$(34)	$697	$(172)	$525
Reserves (salvage)(4)	$(98)	$0	$76	$(6)	$159	$(35)	$96	$(4)	$92
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $146 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an additional amount not exceeding approximately $393 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of December 31, 2014, the Company had insured approximately $5.3 billion net par of VRDOs, of which approximately $0.2 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. Most of the guaranteed investment contracts ("GICs") insured by AGM allow the GIC holder to terminate the GIC and withdraw the funds in the event of a downgrade of AGM below A3 or A-, with no right of the GIC issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Each GIC contract stipulates the thresholds below which the GIC issuer must post eligible collateral, along with the types of securities eligible for posting and the collateralization percentage applicable to each security type. These collateralization percentages range from 100% of the GIC balance for cash posted as collateral to, typically, 108% for asset-backed securities. If the entire aggregate accreted GIC balance of approximately $2.3 billion as of December 31, 2014 were terminated, the assets of the GIC issuers (which had an aggregate accreted principal of approximately $3.4 billion and an aggregate market value of approximately $3.1 billion) would be sufficient to fund the withdrawal of the GIC funds.

8.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2014, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

 The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of December 31, 2014, the Company used models to price 28 fixed-maturity securities (which were purchased or obtained for loss mitigation purposes), which was 9% or $581 million of the Company's fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

As of December 31, 2014, other invested assets include investments carried and measured at fair value on a recurring basis of $94 million and include primarily investments in the global property catastrophe risk market and investment in a high yield fund that invests primarily in senior loans and bonds. Both of these investments were classified as Level 3. As of December 31, 2013, other invested assets included investments carried and measured at fair value on a recurring basis of $80 million and included primarily certain short-term investments and fixed-maturity securities classified as trading carried as Level 2.

Other Assets

Committed Capital Securities

The fair value of AGM Committed Preferred Trust Securities (the “AGM CPS”), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 18, Notes Payable and Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded on the consolidated statement of operations. The estimated current cost of the AGM CPS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2014 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows.

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

◦	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

◦	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on Debt Service schedules.

The rates used to discount future expected premium cash flows ranged from 0.26% to 2.66% at December 31, 2014 and 0.21% to 3.80% at December 31, 2013.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. There were no deals closed during the period presented.

•Credit spreads interpolated based upon market indices.

•Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of December 31, 2014	As of December 31, 2013
Based on actual collateral specific spreads	0.1%	0.1%
Based on market indices	99.9%	99.9%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the

Company’s own credit spreads, approximately 19%, and 83%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2014 and December 31, 2013, respectively. The percentage of deals that price using the minimum premiums has fluctuated since December 31, 2013 due to changes in AGM's credit spreads. In general when AGM's credit spreads narrow, the cost to hedge AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's credit spreads widen, the cost to hedge AGM's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.
In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2014 and 2013, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs' assets and liabilities. See Note 10, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also generally sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

Other invested assets primarily consist of a surplus note issued by AGC to AGM and assets acquired in refinancing transactions. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

The fair value of the assets acquired in refinancing transactions was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, including a projection of the LIBOR rate and prepayment and default assumptions. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Notes Payable

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, if applicable, including LIBOR curve projections, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$4,189	$—	$4,181	$8
U.S. government and agencies	69	—	69	—
Corporate securities	643	—	564	79
Mortgage-backed securities:
RMBS	661	—	262	399
Commercial mortgage-backed securities ("CMBS")	266	—	266	—
Asset-backed securities	193	—	98	95
Foreign government securities	191	—	191	—
Total fixed-maturity securities	6,212	—	5,631	581
Short-term investments	377	197	180	—
Other invested assets (1)	99	—	16	83
Credit derivative assets	79	—	—	79
FG VIEs’ assets, at fair value	823	—	—	823
Other assets	17	—	—	17
Total assets carried at fair value	$7,607	$197	$5,827	$1,583
Liabilities:
Credit derivative liabilities	$287	$—	$—	$287
FG VIEs’ liabilities with recourse, at fair value	830	—	—	830
FG VIEs’ liabilities without recourse, at fair value	114	—	—	114
Total liabilities carried at fair value	$1,231	$—	$—	$1,231

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,690	$—	$3,682	$8
U.S. government and agencies	69	—	69	—
Corporate securities	629	—	493	136
Mortgage-backed securities:
RMBS	438	—	200	238
CMBS	210	—	210	—
Asset-backed securities	300	—	159	141
Foreign government securities	186	—	186	—
Total fixed-maturity securities	5,522	—	4,999	523
Short-term investments	667	411	256	—
Other invested assets (1)	86	—	78	8
Credit derivative assets	98	—	—	98
FG VIEs’ assets, at fair value	1,691	—	—	1,691
Other assets	21	—	—	21
Total assets carried at fair value	$8,085	$411	$5,333	$2,341
Liabilities:
Credit derivative liabilities	$326	$—	$—	$326
FG VIEs’ liabilities with recourse, at fair value	1,275	—	—	1,275
FG VIEs’ liabilities without recourse, at fair value	686	—	—	686
Total liabilities carried at fair value	$2,287	$—	$—	$2,287
____________________

(1)	Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2014 and 2013.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$8		$136		$238		$141		$2		$1,691		$21		$(228)		$(1,275)		$(686)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	(46)	(2)	16	(2)	12	(2)	0	(7)	144	(3)	(4)	(4)	41	(6)	(30)	(3)	(48)	(3)
Other comprehensive income (loss)	0		(6)		25		2		6		—		—		—		—		—
Purchases	—		—		160		—		70		—		—		—		—		—
Settlements	(1)		(5)		(41)		(60)		0		(360)		—		(21)		351		14
FG VIE consolidations	—		—		—		—		—		46		—		—		(25)		(21)
FG VIE deconsolidations	—		—		1		—		—		(698)		—		—		149		627
Fair value as of December 31, 2014	$8		$79		$399		$95		$78		$823		$17		$(208)		$(830)		$(114)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2014	$0		$(6)		$22		$1		$6		$110		$(4)		$19		$(14)		$(10)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2013

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2012	$12		$—		$184		$249		$1		$1,870		$14		$(283)		$(1,605)		$(678)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	4	(2)	11	(2)	62	(2)	(1)	(7)	554	(3)	7	(4)	98	(6)	(100)	(3)	(153)	(3)
Other comprehensive income (loss)	(1)		4		21		(51)		2		—		—		—		—		—
Purchases	—		130	(8)	66		22		2	(8)	—		—		—		—		—
Settlements	(4)		(2)		(44)		(141)		(2)		(587)		—		(43)		307		118
FG VIE consolidations	—		—		—		—		—		48		—		—		(12)		(37)
FG VIE deconsolidations	—		—		—		—		—		(194)		—		—		135		64
Fair value as of December 31, 2013	$8		$136		$238		$141		$2		$1,691		$21		$(228)		$(1,275)		$(686)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2013	$(1)		$4		$20		$(28)		$2		$428		$7		$54		$(100)		$(214)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on committed capital securities.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)    Reported in other income.

(8)    Non-cash transaction.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$8	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	0.5%	-	22.4%	22.1%
		Yield	4.6%
		Collateral recovery period	1 month	-	9 years	8.4 years

Corporate securities	79	Yield	17.8%

RMBS	399	CPR	0.3%	-	8.1%	3.1%
		CDR	3.1%	-	10.6%	5.4%
		Loss severity	52.6%	-	100.0%	75.7%
		Yield	4.6%	-	11.7%	6.4%
Asset-backed securities:
Investor owned utility	95	Cash flow receipts	100%
		Collateral recovery period	4 years
		Discount factor	7.0%

Other invested assets	83	Discount for lack of liquidity	20%
		Recovery on delinquent loans	40%
		Default rates	0.0%	-	7.0%	5.8%
		Loss severity	40.0%	-	75.0%	68.3%
		Prepayment speeds	5.0%	-	15.0%	12.3%
		Net asset value (per share)	$965	-	$1,159	$1,082

FG VIEs’ assets, at fair value	823	CPR	0.3%	-	7.0%	3.2%
		CDR	1.6%	-	11.8%	4.4%
		Loss severity	40.0%	-	100.0%	81.4%
		Yield	2.7%	-	17.7%	7.9%

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Other assets	17	Quotes from third party pricing	$52	-	$57	$54.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(208)	Hedge cost (in bps)	21.2	-	243.8	38.6
		Bank profit (in bps)	1.0	-	916.9	48.6
		Internal floor (in bps)	7.0	-	100.0	9.2
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(944)	CPR	0.3%	-	7.0%	3.2%
		CDR	1.6%	-	11.8%	4.4%
		Loss severity	40.0%	-	100.0%	81.4%
		Yield	2.7%	-	17.7%	6.2%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description (1)	Fair Value at December 31, 2013 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$8	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	0.5%	-	19.3%	19.0%
		Discount rates	4.6%			4.6%
		Collateral recovery period	1 month	-	10 years	9.3 years

Corporate securities	136	Yield	8.3%

RMBS	238	CPR	1.0%	-	9.1%	4.2%
		CDR	5.0%	-	25.8%	18.1%
		Loss severity	48.1%	-	101.8%	88.5%
		Yield	2.5%	-	7.8%	5.0%
Asset-backed securities:
Investor owned utility	141	Liquidation value (in millions)	$195	-	$245	$228
		Years to liquidation	0 years	-	3 years	2 years
		Collateral recovery period	12 months	-	6 years	3.5 years
		Discount factor	15.3%			15.3%

Other invested assets	8	Discount for lack of liquidity	10.0%	-	20.0%	20.0%
		Recovery on delinquent loans	20.0%	-	60.0%	40.0%
		Default rates	1.0%	-	10.0%	3.2%
		Loss severity	40.0%	-	90.0%	73.5%
		Prepayment speeds	6.0%	-	15.0%	13.1%

FG VIEs’ assets, at fair value	1,691	CPR	0.3%	-	9.7%	5.6%
		CDR	3.0%	-	25.8%	13.6%
		Loss severity	37.5%	-	101.5%	77.6%
		Yield	3.5%	-	9.2%	6.4%

Financial Instrument Description (1)	Fair Value at December 31, 2013 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Other assets	21	Quotes from third party pricing	$47	-	$52	$49.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(228)	Hedge cost (in bps)	55.0	-	525.0	72.3
		Bank profit (in bps)	1.0	-	1,418.5	56.7
		Internal floor (in bps)	7.0	-	100.0	13.2
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(1,961)	CPR	0.3%	-	9.7%	5.6%
		CDR	3.0%	-	25.8%	13.6%
		Loss severity	37.5%	-	101.5%	77.6%
		Yield	3.5%	-	9.2%	6.4%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$6,212	$6,212	$5,522	$5,522
Short-term investments	377	377	667	667
Other invested assets	407	491	405	442
Credit derivative assets	79	79	98	98
FG VIEs’ assets, at fair value	823	823	1,691	1,691
Other assets	89	89	82	82
Liabilities:
Financial guaranty insurance contracts(1)	2,325	3,279	2,312	2,481
Notes payable	19	16	39	38
Credit derivative liabilities	287	287	326	326
FG VIEs’ liabilities with recourse, at fair value	830	830	1,275	1,275
FG VIEs’ liabilities without recourse, at fair value	114	114	686	686
Other liabilities	21	21	16	16
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.    Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 2.5 years at December 31, 2014 and 2.3 years at December 31, 2013. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of December 31, 2014				As of December 31, 2013
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$7,375	29.6%	33.6%	AAA	$11,250	29.4%	30.2%	AAA
Synthetic investment grade pooled corporate	7,354	22.3	20.3	AAA	9,186	21.1	19.5	AAA
Synthetic high yield pooled corporate	—	—	—	—	2,684	47.2	41.1	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	9	56.0	86.4	AAA	16	56.0	85.1	AAA
Market value CDOs of corporate obligations	946	17.0	20.1	AAA	1,184	17.0	27.5	AAA
Total pooled corporate obligations	15,684	25.5	26.6	AAA	24,320	27.6	27.3	AAA
U.S. RMBS:
Subprime first lien	55	—	—	AAA	64	—	—	AAA
Closed-end second lien	61	—	—	BBB+	73	—	—	A
Total U.S. RMBS	116	—	—	AA-	137	—	—	AA
Other	2,393	—	—	A-	2,871	—	—	A-
Total	$18,193			AAA	$27,328			AAA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $2.4 billion of exposure in "Other" CDS contracts as of December 31, 2014 comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2014		As of December 31, 2013
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$14,471	79.5%	$23,200	84.9%
AA	1,843	10.1	1,858	6.8
A	920	5.1	899	3.2
BBB	830	4.6	1,081	4.0
BIG	129	0.7	290	1.1
Credit derivative net par outstanding	$18,193	100.0%	$27,328	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2014	2013
	(in millions)
Realized gains on credit derivatives	$33	$56
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(11)	(15)
Realized gains (losses) and other settlements on credit derivatives	22	41
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	13	$3
U.S. RMBS	3	1
Other (1)	3	53
Net change in unrealized gains (losses) on credit derivatives (2)	19	57
Net change in fair value of credit derivatives	$41	$98
____________________

(1)	“Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

(2)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 6), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

The table below sets out the net par amount of credit derivative contracts that the Company and its counterparties agreed to terminate on a consensual basis.

Net Par and Realized Gains (Losses) on Credit Derivatives
from Terminations of CDS Contracts

	Year Ended December 31,
	2014	2013
	(in millions)
Net par of terminated CDS contracts	$565	$2,003
Realized gains (losses) and other settlements	1	13

In 2014, unrealized fair value gains were generated primarily in the pooled corporate obligations and Other sectors. The unrealized gains were a result of the run-off of outstanding exposure as the transactions in these sectors approach maturity, as well as the expiration of several large synthetic high yield pooled corporate transactions. These unrealized gains were partially offset by unrealized losses resulting from the decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection decreased during the period. Several transactions were pricing above their floor levels (or minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGM decreased, which management refers to as the CDS spread on AGM, the implied spreads that the Company would expect to receive on these transactions increased.
In 2013, unrealized fair value gains were generated primarily in the Other sector. The unrealized gain in the Other sector was driven primarily by the price improvement on a XXX life securitization transaction and the run-off of par outstanding. These unrealized gains were partially offset by unrealized losses resulting from the slightly decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit decreased during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.
The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.
Five-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of December 31,
	2014	2013	2012
AGM	325	525	536

One-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of December 31,
	2014	2013	2012
AGM	85	220	257

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGM
Credit Spreads

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(344)	$(438)
Plus: Effect of AGM credit spread	136	210
Net fair value of credit derivatives	$(208)	$(228)

The fair value of CDS contracts at December 31, 2014, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset class that remain most affected is a XXX life securitization transaction. Comparing December 31, 2014 with December 31, 2013, there was a narrowing of spreads primarily related to pooled corporate obligations. This narrowing of spreads combined with the runoff of par outstanding and termination of CDS transactions, resulted in a gain of approximately $94 million, before taking into account AGM’s credit spreads.

 Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGM as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

 The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered (1)
Asset Type	As of December 31, 2014	As of December 31, 2013	As of December 31, 2014	As of December 31, 2013
	(in millions)
Pooled corporate obligations	$10	$(2)	$—	$—
U.S. RMBS	(7)	(9)	(4)	2
Other	(211)	(217)	(2)	(4)
Total	$(208)	$(228)	$(6)	$(2)
____________________

(1)	There was no R&W benefit on credit derivatives as of December 31, 2014 and 2013.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2014

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(373)	$(165)
50% widening in spreads	(291)	(83)
25% widening in spreads	(251)	(43)
10% widening in spreads	(225)	(17)
Base Scenario	(208)	—
10% narrowing in spreads	(193)	15
25% narrowing in spreads	(171)	37
50% narrowing in spreads	(136)	72
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

10.    Consolidated Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has it acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 6, Expected Loss to be Paid.

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGM on the consolidated FG VIEs debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

The FG VIEs' liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs' assets. FG VIEs' liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs' activities. The Company records the fair value of FG VIE assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. Interest income and interest expense are derived from the trustee reports and included in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIE assets, including R&W recoveries, are classified as cash flows from investing activities. Paydowns of FG liabilities are supported by the cash flows generated by FG VIE assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG liabilities both with and without recourse are classified as cash flows used in financing activities by the Company. Interest income, interest expense and other expenses of the FG VIE assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIE liabilities as a financing activity as opposed to an operating activity of AGM.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2014	2013
Beginning of the period, December 31	32	25
Consolidated(1)	1	11
Deconsolidated(1)	(6)	(3)
Matured	(2)	(1)
End of the period, December 31	25	32
____________________

(1)	Net gain on deconsolidation was $102 million in 2014 and net loss on consolidation and deconsolidation was

$7 million in 2013 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $177 million at December 31, 2014 and $549 million at December 31, 2013. The aggregate unpaid principal of the FG VIEs' assets was approximately $670 million greater than the aggregate fair value at December 31, 2014. The aggregate unpaid principal of the FG VIEs' assets was approximately $1,490 million greater than the aggregate fair value at December 31, 2013, excluding the effect of R&W settlements. The change in the instrument-specific credit risk of the FG VIEs' assets held as of December 31, 2014 that was recorded in the consolidated statements of operations for 2014 were gains of $171 million. The change in the instrument-specific credit risk of the FG VIEs' assets held as of December 31, 2013 that was recorded in the consolidated statements of operations for 2013 were gains of $254 million. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between those changes that are due to the instrument specific credit risk and those are due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows vs. current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse was $1,132 million and $1,634 million as of December 31, 2014 and December 31, 2013, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $548 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2014. The aggregate unpaid principal balance was approximately $1,211 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2013.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2014		As of December 31, 2013
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$498	$570	$576	$730
U.S. RMBS second lien	193	260	394	545
Total with recourse	691	830	970	1,275
Without recourse	132	114	721	686
Total	$823	$944	$1,691	$1,961

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGM FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholder's Equity

	Year Ended December 31,
	2014	2013
	(in millions)
Net earned premiums	$(31)	$(58)
Net investment income	(9)	(11)
Net realized investment gains (losses)	(5)	1
Fair value gains (losses) on FG VIEs	234	343
Other income (loss)	(2)	—
Loss and LAE	31	19
Effect on net income before tax	218	294
Less: tax provision (benefit)	77	103
Effect on net income (loss)	$141	$191

Effect on cash flows from operating activities	$62	$(146)

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(25)	$(148)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. In 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $234 million. The primary driver of this gain, $102 million, was a result of the deconsolidation of five VIEs. In addition, there was a gain of $37 million resulting from the Company exercising its option to accelerate two second lien RMBS bonds. The remainder of the gain for the period was driven by the price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company's FG VIEs.

In 2013, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $343 million. The gain was primarily driven by R&W benefits received on several VIE assets as a result of settlements with various counterparties throughout the year. These R&W settlements resulted in a gain of approximately $265 million. The remainder of the gain was driven by price appreciation on the Company's FG VIE assets during the year resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company's FG VIEs.

Non-Consolidated VIEs

As of December 31, 2014 and December 31, 2013 the Company had issued financial guaranty contracts for approximately 430 and 440 VIEs, respectively, that it did not consolidate. To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

11.    Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 94% based on fair value at December 31, 2014), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities whether OTTI or not, is recorded in other comprehensive income ("OCI"). For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). These securities were purchased at a discount and are accounted for excluding the effects of the Company’s insurance.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets primarily include:

•	preferred stocks, which are carried at fair value with changes in unrealized gains and losses recorded in OCI,

•	trading securities, which are carried at fair value with unrealized gains and losses recorded in net income,

•	a surplus note issued by AGC to AGM (see Note 16, Related Party Transactions). The surplus note is being held to maturity.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting, FG VIEs and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period.

Assessment for Other-Than-Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due;

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is impaired and the net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income was $63 million and $60 million as of December 31, 2014 and December 31, 2013, respectively.

Net Investment Income

	Year Ended December 31,
	2014	2013
	(in millions)
Income from fixed-maturity securities managed by third parties	$185	$169
Income from internally managed securities:
Fixed maturities	58	59
Other invested assets	29	22
Gross investment income	272	250
Investment expenses	(5)	(4)
Net investment income	$267	$246

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2014	2013
	(in millions)
Gross realized gains on available-for-sale securities	$7	$50
Gross realized gains on other assets in investment portfolio	7	7
Gross realized losses on available-for-sale securities	(1)	(5)
Gross realized losses on other assets in investment portfolio	(2)	(8)
Other-than-temporary impairment	(70)	(21)
Net realized investment gains (losses)	$(59)	$23

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,
	2014	2013
	(in millions)
Balance, beginning of period	$34	$36
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	63	8
Eliminations of securities issued by FG VIEs	1	—
Reductions for securities sold during the period	—	(21)
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	6	11
Balance, end of period	$104	$34

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$3,928	$261	$0	$4,189	$1	AA
U.S. government and agencies	1	64	5	0	69	—	AA+
Corporate securities	10	632	15	(4)	643	(2)	A-
Mortgage-backed securities(4):
RMBS	10	656	24	(19)	661	(3)	BIG
CMBS	4	258	8	0	266	—	AAA
Asset-backed securities	3	191	2	0	193	1	A
Foreign government securities	3	191	3	(3)	191	—	AA+
Total fixed-maturity securities	94	5,920	318	(26)	6,212	(3)	AA-
Short-term investments	6	377	0	0	377	—	AAA
Total investment portfolio	100%	$6,297	$318	$(26)	$6,589	$(3)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	59%	$3,557	$153	$(20)	$3,690	$0	AA
U.S. government and agencies	1	66	4	(1)	69	—	AA+
Corporate securities	10	624	13	(8)	629	—	A-
Mortgage-backed securities(4):
RMBS	8	463	12	(37)	438	(28)	BBB-
CMBS	3	209	3	(2)	210	—	AAA
Asset-backed securities	5	298	3	(1)	300	(2)	A
Foreign government securities	3	177	9	0	186	—	AA+
Total fixed-maturity securities	89	5,394	197	(69)	5,522	(30)	AA-
Short-term investments	11	667	0	0	667	—	AAA
Total investment portfolio	100%	$6,061	$197	$(69)	$6,189	$(30)	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 20, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 24% of mortgage backed securities as of December 31, 2014 and 26% as of December 31, 2013 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2014 and December 31, 2013 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2014 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$14	$18	$407	$439	$416	AA
Texas	26	174	206	406	383	AA
California	36	46	267	349	318	AA-
Florida	39	21	223	283	260	AA-
Illinois	4	61	133	198	183	A+
Washington	31	27	120	178	167	AA
Massachusetts	44	—	124	168	155	AA
Arizona	—	7	134	141	132	AA
Michigan	—	—	105	105	96	A+
Ohio	6	23	65	94	88	AA
All others	186	184	770	1,140	1,077	AA-
Total	$386	$561	$2,554	$3,501	$3,275	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2013 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$12	$33	$393	$438	$430	AA
Texas	44	177	167	388	373	AA
California	26	52	239	317	306	AA-
Florida	33	34	190	257	244	AA-
Illinois	—	50	113	163	158	A+
Washington	18	19	117	154	151	AA
Massachusetts	42	5	100	147	144	AA
Arizona	—	8	132	140	137	AA
Michigan	—	28	80	108	102	A+
Pennsylvania	47	23	28	98	96	A+
All others	149	136	726	1,011	976	AA-
Total	$371	$565	$2,285	$3,221	$3,117	AA-
____________________

(1)
Excludes $688 million and $469 million as of December 31, 2014 and 2013, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2014		As of December 31, 2013
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$643	$593	$486	$464
Tax backed	397	374	509	496
Municipal utilities	388	363	386	372
Higher education	372	350	242	239
Water and sewer	365	343	292	289
Healthcare	272	245	231	220
All others	117	111	139	135
Total	$2,554	$2,379	$2,285	$2,215

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$61	$0	$7	$0	$68	$0
U.S. government and agencies	2	0	12	0	14	0
Corporate securities	151	(3)	48	(1)	199	(4)
Mortgage-backed securities:
RMBS	172	(3)	85	(16)	257	(19)
CMBS	22	0	—	—	22	0
Asset-backed securities	24	0	—	—	24	0
Foreign government securities	108	(3)	—	—	108	(3)
Total	$540	$(9)	$152	$(17)	$692	$(26)
Number of securities		79		34		113
Number of securities with other-than-temporary impairment		3		5		8

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
Obligations of state and political subdivisions	$705	$(20)	$1	$0	$706	$(20)
U.S. government and agencies	11	(1)	—	—	11	(1)
Corporate securities	231	(8)	2	0	233	(8)
Mortgage-backed securities:
RMBS	81	(4)	155	(33)	236	(37)
CMBS	91	(2)	—	—	91	(2)
Asset-backed securities	151	(1)	—	—	151	(1)
Foreign government securities	12	0	1	0	13	0
Total	$1,282	$(36)	$159	$(33)	$1,441	$(69)
Number of securities		280		20		300
Number of securities with other-than-temporary impairment		7		10		17

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2014, three securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2014 was $15 million. The Company has determined that the unrealized losses recorded as of December 31, 2014 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2014 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2014

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$69	$69
Due after one year through five years	1,077	1,107
Due after five years through 10 years	1,455	1,538
Due after 10 years	2,405	2,571
Mortgage-backed securities:
RMBS	656	661
CMBS	258	266
Total	$5,920	$6,212

The investment portfolio contains securities that are either held in trust for the benefit of reinsurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $50 million and $32 million as of December 31, 2014 and December 31, 2013, respectively, based on fair value. In addition, as noted in Note 16, Related Party Transactions, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE as of December 31, 2014 was approximately £142 million.

AGM also posted $238 million, which was held in trust, for the benefit of AGE.

No material investments of the Company were non-income producing for years ended December 31, 2014, and 2013 respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, as defined below, represents approximately 11% and 10% of the investment portfolio, on a fair value basis as of December 31, 2014 and December 31, 2013, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

     Additional detail about the types and amounts of securities acquired by the Company for loss mitigation, other risk management and in the trading portfolio is set forth in the table below.

Internally Managed Portfolio
Carrying Value

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed maturity securities	$634	$554
Other invested assets	28	59
Other	79	47
Total	$741	$660

12.     Investment in MAC Holdings
On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of its subsidiary, MAC, to $800 million on a statutory basis.
AGM and its subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and Assured Guaranty (Bermuda) Ltd. ("AGBM") terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.
AGBM, which had made a loan of $82.5 million to Assured Guaranty US Holdings Inc. ("AGUS"), an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate Assured Guaranty Re Ltd. (“AG Re”). Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.
MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and its affiliate AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGM's affiliate AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.
MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million
Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.
In addition, on July 15, 2013, AGM and its wholly-owned subsidiary, AGE (together, the "AGM Group"), were notified that the New York State Department of Financial Services ("NYDFS") does not object to the AGM Group reassuming contingency reserves that they had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NYDFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NYDFS.

The reassumption of the contingency reserves has the effect of increasing contingency reserves by the amount reassumed and decreasing policyholders' surplus by the same amount; there would be no impact on the statutory or rating agency capital as a result of the reassumption. The reassumption of contingency reserves would permit the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group.

In the third quarter of 2013, AGM reassumed 33% of its contingency reserve bases, which permitted the release of approximately $53 million of assets from the AG Re trust accounts securing AG Re's reinsurance of AGM, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values.

In the third quarter of 2014, AGM reassumed 50% of its contingency reserve base (approximately $110 million). In addition, in the fourth quarter of 2014, AGE reassumed 83% (representing the first and second installments of the approved reassumption) of its portion of the NY Contingency Reserve Base (approximately $24.5 million in the aggregate). These 2014 reassumptions collectively permitted the release of approximately $133 million of assets from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group and AGC, after taking into account other, normal-course adjustments to AG Re’s collateral requirements such as changes in asset values and changes in assumed reserves.

As noted above, AGUS repaid the $82.5 million loan from AGBM with the outstanding shares of MAC that AGUS held and with cash. At the time of the capitalization transactions, MAC had the following assets and liabilities:

July 1, 2013
(in millions)
Assets
Investments	$72.5
Cash	0.0
Intangible assets	16.0
Other assets	2.3
Total assets	$90.8

Liabilities
Other liabilities	$2.4
Total liabilities	$2.4

13.    Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon their financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of their state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

The Company's U.S. domiciled insurance companies prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (“NAIC”) and their respective insurance departments. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

•	acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned;

•	a contingency reserve is computed based on statutory requirements, but no such reserve is required under GAAP;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus, but are reflected as assets under GAAP;

•	investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent;

•
the amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage is subject to change based on the amount of adjusted surplus. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized;

•	insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value;

•	bonds are generally carried at amortized cost rather than fair value;

•	VIEs and refinancing vehicles are not consolidated;

•	payment of principal and interest on surplus notes is recorded only upon approval of the insurance regulator rather than periodic accrual of interest;

•	push-down acquisition accounting is not applicable under statutory accounting practices, as it is under GAAP;

•
expected losses are discounted at a rate of 5%, recorded when the loss is deemed probable and without consideration of the deferred premium revenue rather than discounted at the risk free rate at the end of each reporting period and only to the extent they exceed deferred premium revenue;

•	the present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
AGM(1)	$2,267	$1,733	$304	$340
MAC	612	514	75	26
____________________

(1)
Policyholders' surplus of AGM includes its indirect share of MAC. AGM owns approximately 61% of the outstanding stock of Municipal Assurance Holdings Inc. ("MAC Holdings"), which owns 100% of the outstanding common stock of MAC.

From time to time, AGM has obtained approval from its regulator to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2014, on the latter basis, AGM obtained NYDFS approval for a contingency reserve release of approximately $588 million.

Dividend Restrictions and Capital Requirements

Under New York insurance law, AGM may only pay dividends out of "earned surplus", which is the portion of a company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay dividends without the prior approval of the New York Superintendent of Financial Services ("New York Superintendent") that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period. The maximum amount available during 2015 for AGM to distribute as dividends without regulatory approval, after giving effect to dividends paid in the prior 12 months, is estimated to be approximately $227 million, of which approximately $67 million is available for distribution in the first quarter of 2015.

MAC is subject to the same dividend limitations described above for AGM. The Company does not currently anticipate that MAC will distribute any dividends.

U.K. company law prohibits AGE from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGE to distribute any dividends at this time.

Dividends and Surplus Notes
By Insurance Company

	Year Ended December 31,
	2014	2013
	(in millions)
Dividends paid by AGM to AGMH	$160	$163
Repayment of surplus note by AGM to AGMH	50	50
Issuance of surplus notes by MAC to MAC Holdings(1)	—	(300)
Issuance of surplus notes by MAC to AGM(1)	—	(100)
____________________
(1)    The surplus notes issued by MAC are eliminated in consolidation.

14.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest‑bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

In conjunction with AGL's purchase of AGMH on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of Assured Guaranty US Holdings Inc. ("AGUS"), an indirect parent holding company of AGM. A new tax sharing agreement was entered into effective July 1, 2009, subsequently amended to include MAC, whereby each company in the AGUS consolidated tax group pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses. Beginning on May 31, 2012, MAC also joined the AGUS consolidated tax group.

Provision for Income Taxes

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below:

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2014	2013
	(in millions)
Expected tax provision (benefit) at statutory rate	$270	$359
Tax-exempt interest	(44)	(41)
Change in liability for uncertain tax positions	6	—
Other	(3)	4
Total provision (benefit) for income taxes	$229	$322
Effective tax rate	29.6%	31.4%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations are included at the U.S. statutory tax rate.

Components of Net Deferred Tax Assets

	As of December 31,
	2014	2013
	(in millions)
Deferred tax assets:
Unrealized losses on credit derivative financial instruments, net	$79	$75
Unearned premium reserves, net	93	87
Loss and LAE reserve	47	108
Tax and loss bonds	39	21
Deferred ceding commission income	31	34
Foreign tax credit	—	27
FG VIEs	9	18
Deferred compensation	15	8
Investment basis difference	66	58
Other	9	8
Total deferred income tax assets	388	444
Deferred tax liabilities:
Contingency reserves	64	25
Unrealized appreciation on committed capital securities	16	7
Unrealized appreciation on investments	106	45
Market discount	30	24
Other	11	12
Total deferred income tax liabilities	227	113
Net deferred income tax asset	$161	$331

The Company has utilized all of its foreign tax credit carry-forward balances as of December 31, 2014.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income of Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2012 tax years. The IRS concluded its field work with respect to tax years 2006 through 2008 without adjustment.  On February 20, 2013 the IRS notified AGUS that the Joint Committee on Taxation completed its review of the 2006 through 2008 tax years and has accepted the results of the IRS examination without exception. AGMH and subsidiaries have separate open tax years with the IRS of January 1, 2009 through the July 1, 2009 when they joined the AGUS consolidated group. The IRS concluded its field work with respect to tax years 2008 for AGMH and subsidiaries while members of the Dexia Holdings Inc. consolidated tax group without adjustment. The Company is indemnified by Dexia for any potential liability associated with any audit of any periods prior to the acquisition of AGMH. The Company's U.K. subsidiary, AGE, is not currently under examination and has open tax years of 2012 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months.

	2014	2013
	(in millions)
Balance as of January 1,	$5	$5
True-up from tax return filings	6	—
Balance as of December 31,	$11	$5

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.5 million for 2014 and $0.3 million for 2013. As of December 31, 2014 and December 31, 2013, the Company had accrued $2.3 million and $1.7 million of interest, respectively.

The total amount of unrecognized tax benefits at December 31, 2014, that would affect the effective tax rate, if recognized, was $11 million.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

15.    Reinsurance and Other Monoline Exposures
The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. The Company has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.
Accounting Policy
For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums, the accounting model described in Note 4 is followed, for assumed and ceded financial guaranty insurance losses, the accounting model in Note 7 is followed. For any ceded credit derivative contracts, the accounting model in Note 9 is followed.
Ceded and Assumed Business
The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.
AGM is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies.

The Company has assumed business primarily from its affiliate, AGC.  Under this relationship, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium.  The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of the ceding company if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating.  Upon termination under these conditions, the Company may be required to return to the ceding company unearned premiums and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to the Assumed Business.  Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, the Company may be obligated to increase the level of ceding commission paid. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC. See Note 12, Investment in MAC Holdings for a description of the affiliated reinsurance transactions.
Over the past several years, the Company has entered into several commutations in order to reassume previously ceded books of business from its reinsurers.

Net Effect of Commutations of Ceded
Reinsurance Contracts

	Year Ended December 31,
	2014	2013
	(in millions)
Increase in net unearned premium reserve	$20	$11
Increase in net par outstanding	1,091	151
Commutation gains recorded in other income	23	2

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2014	2013
	(in millions)
Premiums Written:
Direct	$89	$123
Assumed(1)	0	248
Ceded	(31)	(47)
Net	$58	$324
Premiums Earned:
Direct	$476	$690
Assumed	26	13
Ceded	(128)	(195)
Net	$374	$508
Loss and LAE:
Direct	$48	$163
Ceded	(73)	(71)
Net	$(25)	$92
____________________

(1)	For 2013, primarily represents par assumed by MAC from AGC.

Reinsurer Exposure
In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. As of December 31, 2014, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $298 million insured by National Public Finance Guarantee Corporation ("NPFGC"), $223 million insured by Ambac Assurance Corporation ("Ambac"), $86 million insured by AGC, and $29 million insured by other guarantors.

Exposure by Reinsurer

	Ratings at		Par Outstanding (1)
	March 19, 2015		As of December 31, 2014
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
			(dollars in millions)
Affiliated Companies: (2)
AGC	A3	AA	$—	$493	$22,018
AG Re	Baa1	AA	58,891	—	—
Affiliated Companies			58,891	493	22,018
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR(3)	WR	5,535	—	30
Tokio Marine & Nichido Fire Insurance Co., Ltd.	Aa3(4)	AA-(4)	5,280	—	—
Radian Asset Assurance Inc.	Ba1	B+	4,045	19	—
Syncora Guarantee Inc.	WR	WR	3,715	609	—
Mitsui Sumitomo Insurance Co. Ltd.	A1	A+(4)	2,043	—	—
ACA Financial Guaranty Corp.	NR(6)	WR	746	2	—
Swiss Reinsurance Co.	Aa3	AA-	93	—	—
NPFGC (7)	A3	AA-	—	4,354	—
Ambac	WR	WR	—	2,700	—
MBIA	(5)	(5)	—	1,996	—
Financial Guaranty Insurance Co.	WR	WR	—	999	—
Ambac Assurance Corp. Segregated Account	NR	NR	—	107	—
CIFG Assurance North America Inc.	WR	WR	—	45	—
Other	Various	Various	—	—	1
Non-Affiliated Companies			21,457	10,831	31
Total			$80,348	$11,324	$22,049
____________________

(1)	Includes par related to insured credit derivatives.

(2)	MAC is rated AA+ (stable outlook) from KBRA and of AA (stable outlook) from S&P. Assumed par outstanding includes $21,988 million assumed by MAC from AGC.

(3)	Represents “Withdrawn Rating.”

(4)	The Company has structural collateral agreements satisfying the triple-A credit requirement of S&P and/or Moody’s.

(5)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B2 by Moody's and MBIA U.K. Insurance Ltd. rated B by S&P and Ba2 by Moody’s.

(6)	Represents “Not Rated.”

(7)	NPFGC is also rated AA+ from KBRA.

 Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2014

Reinsurer	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$985	$15,309	$28,950	$12,150	$1,497	$58,891
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	282	2,161	1,697	990	405	5,535
Tokio Marine & Nichido Fire Insurance Co., Ltd.	763	972	1,485	1,281	779	5,280
Radian Asset Assurance Inc.	207	327	1,984	1,038	489	4,045
Syncora Guarantee Inc.	—	291	498	2,193	733	3,715
Mitsui Sumitomo Insurance Co. Ltd.	134	679	742	299	189	2,043
ACA Financial Guaranty Corp.	—	458	277	11	—	746
Swiss Reinsurance Co.	—	—	0	26	67	93
Total	$2,371	$20,197	$35,633	$17,988	$4,159	$80,348
In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the table above are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers in the table above post collateral on terms negotiated with the Company. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all affiliated and non-affiliated reinsurers as of December 31, 2014 is approximately $1.2 billion.

Second-to-Pay
Insured Par Outstanding by Rating
As of December 31, 2014(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$84	$—	$—	$—	$—	$409	$—	$—	$493
Non-Affiliated Companies:
Radian Asset Assurance Inc.	—	—	2	10	7	—	—	—	—	19
Syncora Guarantee Inc.	—	25	108	297	179	—	—	—	—	609
ACA Financial Guaranty Corp.	—	1	—	1	—	—	—	—	—	2
NPFGC	121	1,604	2,629	—	—	—	—	—	—	4,354
Ambac	29	909	1,435	283	—	—	—	38	6	2,700
MBIA	—	47	255	248	—	—	1,268	73	105	1,996
Financial Guaranty Insurance Co.	—	14	552	25	189	186	—	—	33	999
Ambac Assurance Corp. Segregated Account	—	—	—	—	—	—	32	—	75	107
CIFG Assurance North America Inc.	—	4	15	1	25	—	—	—	—	45
Non-Affiliated Companies:	150	2,604	4,996	865	400	186	1,300	111	219	10,831
Total	$150	$2,688	$4,996	$865	$400	$186	$1,709	$111	$219	$11,324
____________________

(1)	Assured Guaranty's internal rating.
Amounts Due (To) From Reinsurers
As of December 31, 2014

	Assumed Premium	Ceded Premium, net of Commissions	Ceded Expected Loss and LAE
	(in millions)
AGC	$2	$—	$—
AG Re	—	(55)	68
American Overseas Reinsurance Company Limited	—	(7)	10
Tokio Marine & Nichido Fire Insurance Co., Ltd.	—	(13)	46
Radian Asset Assurance Inc.	—	(13)	19
Syncora Guarantee Inc.	—	(29)	4
Mitsui Sumitomo Insurance Co. Ltd.	—	(3)	15
Swiss Reinsurance Co.	—	(2)	6
Other	—	(17)	—
Total	$2	$(139)	$168

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. Currently, the facility covers losses occurring from January 1, 2015 through December 31, 2021, subject to the payment of certain additional premium by AGC, AGM and MAC on or before January 1, 2016.  If AGC, AGM and MAC elect not to pay such additional premium, the facility terminates on January 1, 2016. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $19 million of premiums for the term January 1, 2014 through December 31, 2014 and also paid approximately $19 million of premiums for the term January 1, 2015 through December 31, 2015.
16.    Related Party Transactions
Guarantees or Contingencies for Related Parties
AGM currently provides support to its subsidiary AGE through a quota share and excess of loss reinsurance agreement (the “Reinsurance Agreement”) and a net worth maintenance agreement (the "Net Worth Agreement").  Such agreements replace and supersede the second amended and restated quota share and stop loss reinsurance agreement and the second amended and restated net worth maintenance agreement, respectively, previously in place between the parties. For transactions closed prior to 2011, AGE typically guaranteed all of the guaranteed obligations directly and AGM reinsured under the quota share cover of the Reinsurance Agreement approximately 92% of AGE's retention after cessions to other reinsurers. In 2011, AGE and AGM implemented a co-guarantee structure pursuant to which (i) AGE directly guarantees a portion of the guaranteed obligations in an amount equal to what would have been AGE's pro rata retention percentage under the quota share cover, (ii) AGM directly guarantees the balance of the guaranteed obligations, and (iii) AGM also provides a second-to-pay guarantee for AGE's portion of the guaranteed obligations.

Under the excess of loss cover of the Reinsurance Agreement, AGM will pay AGE quarterly the amount by which (i) the sum of (a) AGE’s incurred losses calculated in accordance with UK GAAP as reported by AGE in its financial returns filed with the Prudential Regulation Authority ("PRA") and (b) AGE’s paid losses and LAE, in both cases net of all other performing reinsurance, including the reinsurance provided by AGM under the quota share cover of the Reinsurance Agreement, exceeds (ii) an amount equal to (a) AGE’s capital resources under U.K. law minus (b) the greatest of the amounts as may be required by the PRA as a condition for AGE to maintain its authorization to carry on a financial guarantee business in the U.K. In addition, the Reinsurance Agreement permits AGE to terminate the Reinsurance Agreement upon the following events: a downgrade of AGM’s ratings by Moody’s below Aa3 or by S&P below AA- if the company fails to restore its rating(s) to the required level within a prescribed period of time; AGM's insolvency; failure by AGM to maintain the minimum capital required by its domiciliary jurisdiction; or AGM filing a petition in bankruptcy, going into liquidation or rehabilitation or having a receiver appointed. The Reinsurance Agreement also provides that no amounts are owing under the excess of loss cover (or the stop loss cover of the second amended and restated quota share and stop loss reinsurance agreement previously in place between the parties) with respect to any quarter ending prior to April 1, 2014.

The quota share and excess loss covers each exclude transactions guaranteed by AGE on or after July 1, 2009 that are not municipal, utility, project finance or infrastructure risks or similar types of risks.

The Reinsurance Agreement also contemplates the establishment of collateral by AGM to support its reinsurance obligations to AGE.  In December 2014, to satisfy a new PRA requirement that AGM post collateral to support its reinsurance obligations to AGE, AGM and AGE amended the Reinsurance Agreement to incorporate the PRA’s requirement.  Pursuant to such amended Reinsurance Agreement, AGM’s collateral requirement will be measured as of the end of each calendar quarter by (i) using the PRA’s FG Benchmark Model to calculate at the 99.5% confidence interval the losses expected to be borne collectively by AGE’s three affiliated reinsurers, AGM, Assured Guaranty Re Ltd. ("AG Re") and  Assured Guaranty Re Overseas Ltd. ("AGRO"); (ii) deducting from such calculation AGE’s capital resources under such model; and (iii) requiring AGM, AG Re and AGRO collectively to maintain collateral equal to fifty percent (50%) of such difference, i.e., the excess of AGM’s, AG Re’s and AGRO’s assumed modeled losses over AGE’s capital resources.  The FG Benchmark Model is the model currently used by the PRA to determine the capital adequacy of UK financial guaranty companies.  It broadly adopts Basel II’s risk weighting approach for setting bank capital requirements, but with certain modifications to account for differences between banks and financial guarantors. In December 2014, AGM and AGE also entered into a related trust agreement pursuant to which AGM, prior to year-end, established, and deposited assets into, a reinsurance trust account for the benefit of AGE to satisfy the PRA’s collateral requirement as of September 30, 2014, as measured in accordance with such amended Reinsurance Agreement. The total collateral required to be funded into such reinsurance trust account by AGM as of December 31, 2014 was approximately £142 million.

Pursuant to the Net Worth Agreement, AGM is obligated to cause AGE to maintain capital resources equal to 110% of the greatest of the amounts as may be required by the PRA as a condition for AGE to maintain its authorization to carry on a financial guarantee business in the U.K., provided that AGM's contributions (a) do not exceed 35% of its policyholders' surplus on an accumulated basis as determined by the laws of the State of New York, and (b) are in compliance with Section 1505 of the New York Insurance Law. AGM has never been required to make any contributions to AGE's capital under the current Net Worth Agreement or the prior net worth maintenance agreement.
Management, Service Contracts or Cost Sharing Arrangements
In 2010, the Company entered into a service agreement with various of its affiliates, including AGC, pursuant to which AGC makes available to it certain equipment, insurance and/or services, including underwriting, actuarial, surveillance, marketing, claims handling, legal, information technologies, corporate secretarial, human resources, accounting, tax, financial reporting and investment planning services. In addition, under the agreement the Company makes available to AGC and the other affiliate parties the use of certain equipment and office space owned by the Company. Expenses are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreement provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under this Agreement and other agreements between such parties.
See Note 19, Employee Benefit Plans for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGM. For the years ended December 31, 2014 and 2013, the Company was allocated expenses of $79 million and $72 million, respectively, under these affiliate expense sharing agreements.
The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.
Amounts Due (To) From Affiliated Companies

	As of December 31,
	2014	2013
	(in millions)
Affiliated companies
Assured Guaranty Corp.	$(47)	$(50)
Assured Guaranty Ltd.	(4)	(3)
Assured Guaranty Finance Overseas Ltd.	(2)	(2)
Other	(4)	(1)
Total	$(57)	$(56)

Assured Guaranty Re Ltd.

The Company cedes business to AG Re under certain reinsurance agreements. The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2014	2013
	(in millions)
Assets:
Ceded unearned premium reserve (1)	$591	$611
Reinsurance recoverable on unpaid losses	55	30
Reinsurance recoverable on paid losses(2)	1	7
Profit commission receivable (2)	1	2
Net credit derivative assets	24	28
Liabilities:
Ceded premium payable, net of ceding commission	55	73
Ceded salvage and subrogation recoverable	2	5
Ceded funds held	30	59
Other liabilities (3)	111	108
Other information:
Exposure
Ceded par outstanding	58,891	61,333
____________________

(1)	Includes $3 million and $6 million of ceded contra-paid on losses at December 31, 2014 and December 31, 2013, respectively.

(2)	Included in other assets on the consolidated balance sheets.

(3)	Represents deferred ceding commissions.
The table below summarizes ceded activity to AG Re reflected in the consolidated statements of operations.

	Year Ended December 31,
	2014	2013
	(in millions)
Revenues:
Net earned premiums	$(75)	$(98)
Profit commission income	1	2
Realized gains and other settlements on credit derivatives	(1)	(7)
Net unrealized gains (losses) on credit derivatives	(7)	(14)
Expenses:
Loss and loss adjustment expenses (recoveries)	(30)	(41)
Commissions incurred (earned)	(13)	(27)

Assured Guaranty Corp.

The Company assumes business from AGC under certain reinsurance agreements. The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2014	2013
	(in millions)
Assets:
Premium receivable	$2	$3
Liabilities:
Unearned premium reserve	209	236

The table below summarizes assumed activity from AGC reflected in the consolidated statements of operations.

	Year Ended December 31,
	2014	2013
	(in millions)
Revenues:
Net earned premiums	$26	$13
Other Invested Assets
Surplus Note from AGC

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGM recognized $15 million and $15 million of interest income in each of the years ended December 31, 2014 and 2013. AGM also received $15 million and $15 million of interest from AGC in each of the years ended December 31, 2014 and 2013. There was no principal paydown on the surplus note by AGC.
Loan Receivable from Affiliate
Loan to Assured Guaranty US Holdings Inc.

In May 2012, AGBM entered into a five-year loan agreement with AGUS which authorizes borrowings up to $172.5 million. On May 31, 2012, AGUS borrowed $82.5 million under such agreement. Interest is accruing on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, would have been due and payable on the fifth anniversary of the date the loan is made. In July 2013, this loan was repaid. See Note 12, Investment in MAC Holdings, for more information. AGM recognized $2 million of interest income in 2013.
Capital Contributions from AGMH
In the third quarter of 2008, AGM issued a non-interest bearing surplus note with no term to AGMH in exchange for $300 million which, due to the terms of the agreement, is recorded as capital. Principal on the surplus note may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and in compliance with the conditions to such payments as contained in the New York Insurance Laws. The Company repaid $50 million in principal on these surplus notes in 2014 and $50 million in 2013. As of December 31, 2014, an aggregate principal of $25 million remained outstanding on the surplus note, which AGM fully repaid in March 2015 after obtaining approval from the New York Department of Financial Services.
In connection with capitalization of MAC (see Note 12, Investment in MAC Holdings), in July 2013 AGMH made a non-cash contribution of $9 million to AGM.

17.    Commitments and Contingencies

Leases

Effective June 2004, AGM entered into a 21-year sublease agreement with Deutsche Bank AG for office space at 31 West 52nd Street, New York, New York. The Company moved to this space in June 2005. The lease contains scheduled rent increases every five years after the 19-month rent-free period, as well as lease incentives for initial construction costs of up to $6 million, as defined in the sublease. The lease contains provisions for rent increases related to increases in the building's operating expenses. The lease also contains a renewal option for an additional ten-year period, and an option to rent additional office space at various points in the future, in each case at then-current market rents. The Company shares its New York office space with certain of its affiliates. Total rent expense allocated to the Company for all premises was $4.6 million in 2014 and $5.1 million in 2013.

Future Minimum Rental Payments

Year	(in millions)
2015	$7
2016	7
2017	8
2018	8
2019	8
Thereafter	51
Total	$89

Legal Proceedings

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation," section of Note 6, Expected Loss to be Paid, AGM has filed claims from time to time against sponsors and underwriters of RMBS securities that it had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, or failed to cure or repurchase defective loans. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company's Financial Guaranty Business

AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid in respect of insured certificates. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Proceedings Resolved Since September 30, 2014

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. On October 29, 2014, AGC and AGM filed a good faith settlement notice with the Superior Court for the State of California, City and County of San Francisco, informing the court and co-defendants that AGC, AGM and the plaintiffs had reached an agreement to settle and resolve the cases as between them. The plaintiffs agreed to dismiss the litigation in exchange for AGC and AGM waiving legal fees that had been awarded to them and making a payment to such plaintiffs. On December 12, 2014, the court entered an order determining that the parties had settled in good faith. Plaintiffs have submitted all appropriate dismissals to all courts, and AGC and AGM have submitted a dismissal for their cross-appeal.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF sought to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. On January 30, 2015, the parties signed an agreement pursuant to which LBHI and LBSF dismissed their litigation related to CPT 283's and CPT 207's CDS terminations and the parties agreed that CPT 283 and CPT 207 have a total allowed claim in bankruptcy against LBSF and LBHI of $20 million.

Proceedings Related to AGMH’s Former Financial Products Business

The following is a description of legal proceedings involving AGMH’s former Financial Products Business. Although Assured Guaranty did not acquire AGMH’s former Financial Products Business, which included AGMH’s former GIC business, medium term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities that Assured Guaranty did acquire. While Dexia SA and Dexia Crédit Local S.A., jointly and severally, have agreed to indemnify Assured Guaranty against liability arising out of the proceedings described below, such indemnification might not be sufficient to fully hold the Company harmless against any injunctive relief or civil or criminal sanction that is imposed against the Company.

Governmental Investigations into Former Financial Products Business

AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorneys General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH has been responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition,

•
AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives; and

•
AGM received a subpoena from the U.S. Securities and Exchange Commission (the “SEC”) in November 2006 related to an ongoing industry-wide investigation concerning the bidding of municipal GICs and other municipal derivatives.

Pursuant to the subpoenas, AGMH has furnished to the Department of Justice and SEC records and other information with respect to AGMH’s municipal GIC business. The ultimate loss that may arise from these investigations remains uncertain.

In July 2010, a former employee of AGM who had been involved in AGMH's former Financial Products Business was indicted along with two other persons with whom he had worked at Financial Guaranty Insurance Company. Such former employee and the other two persons were convicted on fraud conspiracy counts.  After appeal, their convictions were reversed by a three-judge panel of the U.S. Court of Appeals for the Second Circuit in November 2013. In January 2014, the Department of Justice petitioned the U.S. Court of Appeals for the Second Circuit for a panel rehearing and a rehearing en banc of the appeal; the motion was denied on August 15, 2014, and the time period within which to petition for a writ of certiorari to the Supreme Court has expired.

Lawsuits Relating to Former Financial Products Business

During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 (“MDL 1950”). Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank, N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank, N.A. In April 2009, the MDL 1950 court granted the defendants’ motion to dismiss on the federal claims, but granted leave for the plaintiffs to file an amended complaint. The Corrected Third Consolidated Amended Class Action Complaint, filed on October 9, 2013, lists neither AGM nor AGMH as a named defendant or a co-conspirator. The complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. The other four cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September 2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH’s and AGM’s activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants’ motions to dismiss this consolidated complaint. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950: (f) City of Riverside, California v. Bank of America, N.A.; (g) Sacramento Municipal Utility District v. Bank of America, N.A.; (h) Los Angeles World Airports v. Bank of America, N.A.; (i) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (j) Sacramento Suburban Water District v. Bank of America, N.A.; and (k) County of Tulare, California v. Bank of America, N.A. The MDL 1950 court denied AGM and AGUS’s motions to dismiss these eleven complaints in April 2010. Amended complaints were filed in May 2010. On October 29, 2010, AGM and AGUS were voluntarily dismissed with prejudice from the Sacramento Municipal Utility District case only. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from the remaining lawsuits.

In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson’s Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. AGM and AGUS answered West Virginia's Second Amended Complaint on November 11, 2013. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

18.    Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM to one of the Financial Products Companies that were transferred to Dexia Holdings prior to the acquisition of AGMH. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in “other invested assets.” The terms of the notes payable match the terms of the assets acquired in refinancing transactions.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of December 31,
	2014		2013
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$16	$19	$34	$38

The Company recorded $2 million and $6 million of interest expense on the notes payable for the years ended December 31, 2014, and December 31, 2013, respectively.

Expected Maturity Schedule of Notes Payable

Expected Withdrawal Date	Principal Amount
(in millions)
2015	$7
2016	3
2017	3
2018	2
2019	1
Thereafter	—
Total	$16

Recourse Credit Facilities

2009 Strip Coverage Facility

In connection with the acquisition of AGMH and its subsidiaries from Dexia Holdings Inc., AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as “strip coverage”) from its own sources. AGM issued financial guaranty insurance policies (known as “strip policies”) that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

Currently, all the leveraged lease transactions in which AGM acts as strip coverage provider are breaching a rating trigger related to AGM and are subject to early termination. However, early termination of a lease does not result in a draw on the AGM policy if the tax-exempt entity makes the required termination payment. If all the leases were to terminate early and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $1.2 billion as of December 31, 2014. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM policy. It is difficult to determine the probability that AGM will have to pay strip provider claims or the likely aggregate amount of such claims. At December 31, 2014, approximately $1.4 billion of cumulative strip par exposure had been terminated since 2008 on a consensual basis. The consensual terminations have resulted in no claims on AGM.

On July 1, 2009, AGM and Dexia Crédit Local S.A., acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the acquisition of AGMH. AGM has reduced the maximum commitment amount from time to time, after taking into account its experience with its exposure to leveraged lease transactions. Most recently, as of June 30, 2014, AGM reduced the maximum commitment amount to $495 million and agreed with Dexia Crédit Local (NY) that the commitment amount would no longer amortize on a scheduled monthly basis.

Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. On June 30, 2014, AGM and Dexia Crédit Local (NY) agreed to shorten the duration of the facility. Accordingly, the Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0 in accordance with the terms of the facility, and June 30, 2024 (rather than the original maturity date of January 31, 2042).

The Strip Coverage Facility’s financial covenants require that AGM and its subsidiaries maintain:

•	a maximum debt-to-capital ratio of 30%; and

•
a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, beginning June 30, 2015 and on each anniversary of such date, an amount equal to the product of (i) 25% of the aggregate consolidated net income (or loss) for the period beginning July 2, 2009 and ending on June 30, 2014 and (ii) a fraction, the numerator of which is the commitment amount as of the relevant calculation date and the denominator of which is $1 billion.

The Company was in compliance with all financial covenants as of December 31, 2014.

The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements.

As of December 31, 2014, no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

AGM CPS Securities

In June 2003, $200 million of “AGM CPS”, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the “AGM Preferred Stock”) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of December 31, 2014 the put option had not been exercised. The Company does not consider itself to be the primary beneficiary of the trusts. See Note 8, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

19.    Employee Benefit Plans

Accounting Policy

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2014, 10,712,661 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $4 million and $3 million for the years ended December 31, 2014 and 2013, respectively, under the Incentive Plan.

Time Vested Stock Options

Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $0.1 million and $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2014 and 2013, respectively.

Defined Contribution Plans

Employees receive employer contributions into the AGC Employee Retirement Plan (“AGC ERP”) based on a fixed percentage of the employee's compensation and are eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation up to limits prescribed by Internal Revenue Code Section 401(k). The Company recognized defined contribution expenses of $5 million and $4 million for the years ended December 31, 2014 and 2013, respectively.

Employees receive employer contributions into the AGC Supplemental Executive Retirement Plan based on a fixed percentage of the employee's compensation and are eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation.

Cash-Based Compensation

Performance Retention Plan

Assured Guaranty has established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A. The PRP is a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of adjusted book value per share during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Operating return on equity and adjusted book value are defined in each PRP award agreement.

A payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

The Company recognized performance retention plan expenses of $7 million and $8 million for the years ended December 31, 2014 and 2013, respectively, representing its proportionate share of the Assured Guaranty expense.

20.    Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$105	$(19)	86
Other comprehensive income (loss) attributable to AGM before reclassifications	86	(28)	58
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(9)	70	61
Tax (provision) benefit	4	(25)	(21)
Total amount reclassified from AOCI, net of tax	(5)	45	40
Net current period other comprehensive income (loss) attributable to AGM	81	17	98
Balance, December 31, 2014	$186	$(2)	$184

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$226	$6	$232
Other comprehensive income (loss) attributable to AGM before reclassifications	(103)	(27)	(130)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(27)	3	(24)
Tax (provision) benefit	9	(1)	8
Total amounts reclassified from AOCI, net of tax	(18)	2	(16)
Net current period other comprehensive income (loss) attributable to AGM	(121)	(25)	(146)
Balance, December 31, 2013	$105	$(19)	$86

21.	Subsequent Events

Subsequent events have been considered through March 30, 2015, the date on which these financial statements were issued.